Exhibit (2)(a)(2)
THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice as soon as possible from your stockbroker, bank, solicitor, accountant, fund manager or other appropriate independent financial adviser authorised under the Dutch Financial Supervision Act (Wet financieel toezicht) if you are in The Netherlands or, if not, from another appropriately authorised independent financial adviser.
The distribution of this document and the accompanying documents into jurisdictions other than The Netherlands, the United Kingdom, Austria, Belgium, France, Germany, Ireland, Luxembourg, Norway, Singapore, Spain or Switzerland may be restricted by law. Therefore, persons outside such countries into whose possession this document and the accompanying documents come should inform themselves about, and observe, any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any relevant jurisdiction. In particular, such documents should not be distributed, forwarded to or transmitted in or into Italy, Japan or any other Restricted Jurisdiction.
A copy of this document, which comprises a prospectus relating to the Barclays (Netherlands) Shares prepared in accordance with the Commission Regulation (EC) No 809/2004 (the “Prospectus Rules”) and the Dutch Financial Supervision Act (Wet financieel toezicht), has been filed with The Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) and has been made available to the public as required by chapter V of the Prospectus Rules and article 5.21 of the Dutch Financial Supervision Act (Wet financieel toezicht).
You should read the whole of this document and the documents incorporated herein by reference. In particular, your attention is drawn to the factors described in the section of this document entitled “Risk Factors”.

Barclays (Netherlands) N.V.
(a public limited liability company (“naamloze vennootschap”) incorporated under the laws of The Netherlands, having its registered office at Amsterdam, The Netherlands, and registered with the trade register, No. 34273029)
Offering of up to 2,500,000,000 existing ordinary shares with a nominal value of €0.12 each in connection with the proposed issue of up to 4,901,278,058 new ordinary shares in Barclays PLC in connection with the proposed merger with ABN AMRO Holding N.V.

Reference is made to:

(a)	the offer document dated 6 August 2007 by Barclays PLC (“Barclays”) for (i) all the issued and outstanding ABN AMRO Ordinary Shares with a nominal value of €0.56 (ii) all the issued and outstanding ABN AMRO American depositary shares, each representing one ABN AMRO Ordinary Share, (iii) all the issued and outstanding depositary receipts that have been issued for convertible preference finance shares with a nominal value of €0.56, and (iv) all the issued and outstanding formerly convertible preference finance shares with a nominal value of €2.24, in all cases in the capital of ABN AMRO Holding N.V. (“ABN AMRO”) (the “Offer Document”); and

(b)	the prospectus made available by Barclays dated 6 August 2007 related to the proposed issue of up to 4,901,278,058 new ordinary shares and up to 808,191,360 new preference shares in Barclays in connection with the proposed merger with ABN AMRO and application for admission of up to 4,901,278,058 new ordinary shares in Barclays to the Official List and to trading on the London Stock Exchange’s main market for listed securities (the “Barclays Prospectus”).
Unless defined herein, capitalised terms used in this prospectus (this “Prospectus”) shall have the meaning ascribed to them in the Barclays Prospectus.
This Prospectus relates to the Primary Exchange as part of the Offer as described in Part II, section 6 of the Barclays Prospectus (under Ordinary Share Offer).
This Prospectus concerns the offering (the “Barclays (Netherlands) Shares Offer”) by BARCLAYS INVESTMENTS (NETHERLANDS) N.V., a public company (naamloze vennootschap) incorporated under the laws of The Netherlands, having its registered office at Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands and being registered with the trade register, no. 34 27 38 56) (“Barclays Investments (Netherlands)”) of 2,500,000,000 existing ordinary shares with a nominal value of €0.12 each in the capital of BARCLAYS (NETHERLANDS) N.V., a public company (naamloze vennootschap) incorporated under the laws of The Netherlands, having its registered office at Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands and being registered with the trade register, no. 34 27 30 29) (“Barclays (Netherlands)”), any of such shares hereinafter referred to as the “Barclays (Netherlands) Shares”).
The Barclays (Netherlands) Shares received by the ABN AMRO Ordinary Shareholders will be immediately exchanged by the Nominee for New Barclays Ordinary Shares, without additional actions required from ABN AMRO Ordinary Shareholders. The steps involved in the Primary Exchange will be effected consecutively on the Settlement Date and are as follows.

(A)	By accepting the Primary Exchange, the ABN AMRO Ordinary Shareholder

(1)	irrevocably instructs the Nominee via his bank or broker to receive on such shareholders’ behalf, such number of Barclays (Netherlands) Shares as will after the transfer contemplated in sub-paragraph (2) hereinafter, have a market value equal to the ABN AMRO Ordinary Shares he or she undertakes to tender, and

(2)	irrevocably instructs the Listing and Exchange Agent to transfer his or her ABN AMRO Ordinary Shares to Barclays (Netherlands) in return, and

(3)	irrevocably instructs the Nominee to transfer, immediately after receipt by the Nominee, the Barclays (Netherlands) Shares to Barclays.

(B)	In exchange for the transfer to it of the Barclays (Netherlands) Shares, Barclays will issue New Barclays Ordinary Shares and/or pay cash (as appropriate) to the ABN AMRO Ordinary Shareholder.
Consequently the end result of all these steps is that (a) the ABN AMRO Ordinary Shares which are tendered become held by Barclays (Netherlands), (b) the Barclays (Netherlands) Shares which are initially transferred to the Nominee are ultimately transferred to Barclays and (c) New Barclays Ordinary Shares are issued and cash is paid to the tendering ABN AMRO Ordinary Shareholders. The number of New Barclays Ordinary Shares issued and the amount of cash paid in exchange for the transfer of the Barclays (Netherlands) Shares will be determined by applying the Exchange Ratio and any successful elections made under the Mix and Match Facility to the number of ABN AMRO Ordinary Shares transferred by the ABN AMRO Ordinary Shareholder to Barclays (Netherlands). The ultimate consideration for accepting ABN AMRO Ordinary Shareholders will be such number of New Barclays Ordinary Shares and such amount of cash as may be determined in accordance with the Exchange Ratio and any successful elections made under the Mix and Match Facility. The New Barclays Ordinary Shares issued in the Primary Exchange will be issued into the Euroclear Nederland System via the CREST account of Euroclear Nederland. All irrevocable instructions are subject to withdrawal rights available to ABN AMRO Ordinary Shareholders up to the Closing Date. Please refer to the Summary (under “Involvement in the Offer of Barclays Investments (Netherlands) and Barclays (Netherlands)” and Part I (under “Reason for the Barclays (Netherlands) Shares Offer and use of Proceeds”) for more detailed information.
The Barclays (Netherlands) Shares are admitted into the book-entry system operated by Euroclear Nederland on the basis of the Dutch Securities Giro Act (Wet giraal effectenverkeer — the “Securites Giro Act”) and are administrated in the securities account of Barclays Investments (Netherlands).
The Barclays (Netherlands) Shares Offer is an integral part of the Offer and is in its entirety subject to the terms and conditions included in this Prospectus and the Barclays Prospectus (for conditions in the Barclays Prospectus, see pages 39-40 of the Barclays Prospectus).
Announcements will be issued by press release and, to the extent required under applicable rules and regulations, will be published in at least two daily newspapers with national circulation in The Netherlands (Het Financieele Dagblad and the NRC Handelsblad). Such announcements may be combined with, and integrated in, any announcements made pursuant to the Barclays Prospectus and the Offer Memorandum.
The Barclays Prospectus, the articles of association of Barclays Investments (Netherlands) (the “Barclays Investments (Netherlands) Articles”), the articles of association of Barclays (Netherlands) (the “Barclays (Netherlands) Articles”) and the interim financial information of Barclays (Netherlands), including the notes thereto, relating to the period commencing 2 May 2007 and ended and as at 31 May 2007 as audited by Barclays (Netherlands)’ auditors (the “Barclays (Netherlands) Financials”), are incorporated by reference in this Prospectus. The information incorporated by reference is an important part of this Prospectus and is deemed to constitute a part of this Prospectus as if such information were expressly included herein. Accordingly, all information appearing in this Prospectus must be read together with the information contained in the documents incorporated by reference.

As you read any document that is incorporated by reference herein, you may find inconsistencies in information from one document to another or with this Prospectus. If you find inconsistencies you should rely on the statements made in the most recent document or made with respect to the most recent period referred to in any document. The information included in this Prospectus is the most recent or as recent as compared with the documents and information which are incorporated by reference.
Any statement contained in this Prospectus or in any document incorporated by reference in this Prospectus in respect of which more recent information is included in this Prospectus or in any document incorporated by reference, shall be deemed to be modified or superseded for the purposes of this Prospectus by such more recent information. Any statement incorporated by reference so modified or superseded shall not be deemed to constitute a part of this Prospectus.
Copies of this Prospectus, of the Barclays Investments (Netherlands) Articles, of the Barclays (Netherlands) Articles, the Barclays (Netherlands) Financials, the Offer Document and the Barclays Prospectus are available on the website of Barclays (www.barclays.com) and free of charge at the offices of Barclays Investments (Netherlands): Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands and at the offices of the Listing and Exchange Agent: ABN AMRO Bank N.V., Kemelstede 2, 4817 ST Breda, The Netherlands. The Barclays website does not constitute a part of, and is not incorporated by reference into this Prospectus. In addition, a copy of the Prospectus is available on the website of the AFM (www.afm.nl).
This Prospectus and the Barclays (Netherlands) Shares Offer are, and any tender, purchase or delivery of Barclays (Netherlands) Shares will be, governed by and construed in accordance with the laws of The Netherlands. The District Court of Amsterdam (Rechtbank Amsterdam) and its appellate courts shall have exclusive jurisdiction to settle any disputes which might arise out of or in connection with this Prospectus, the Barclays (Netherlands) Shares Offer and/or any tender, purchase or delivery of Barclays (Netherlands) Shares. Accordingly, any legal action or proceedings arising out of or in connection with this Prospectus and the Barclays (Netherlands) Shares Offer shall be brought exclusively in such courts.
This Prospectus has been approved by the AFM and has been passported into the United Kingdom, Austria, Belgium, France, Germany, Ireland, Luxembourg, Norway and Spain.
Barclays (Netherlands) has filed the US Offer Document with the SEC and has sent it to all US and Canadian ABN AMRO Ordinary Shareholders and holders of ABN AMRO ADS located in an Offer Jurisdiction. The US Offer Document is also available on the SEC’s website at www.sec.gov and on Barclays website at www.barclays.com.
Investors should only rely on the information contained in this document and the documents incorporated herein by reference. No person has been authorised to give any information or make any representations other than those contained in this document and any document incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been so authorised. Barclays Investments (Netherlands) will comply with its obligation to publish a supplementary prospectus containing further updated information required by law or by any regulatory authority but assumes no further obligation to publish additional information.
This document is not being made available to ABN AMRO Shareholders with registered addresses in Italy, Japan or any other Restricted Jurisdiction and may not be treated as an offer or invitation to subscribe for any Barclays (Netherlands) Shares by any person resident or located in such jurisdictions.
Any persons (including, without limitation, custodians, nominees and trustees) who have a contractual or other legal obligation to forward this document or any accompanying documents to Italy, Japan or any other Restricted Jurisdiction should seek appropriate advice before taking any action.
Neither the SEC nor any securities commission of any state of the United States of America or Canada has approved or disapproved of this transaction or passed on the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offence.
The Barclays (Netherlands) Shares Offer is being made in the United Kingdom, The Netherlands, the United States, Austria, Belgium, Canada, France, Germany, Ireland, Luxembourg, Norway, Singapore, Spain and Switzerland, as well as any other country where the Barclays (Netherlands) Shares Offer is capable of being lawfully made and accepted, in compliance with local securities laws.
The Barclays (Netherlands) Shares have not been, and are not currently intended to be, registered under the applicable securities laws of Italy, Japan or any other Restricted Jurisdiction. Accordingly, the Barclays (Netherlands) Shares may not be offered in or into Italy nor offered, sold, delivered or transferred, directly or indirectly, in or into Japan or any other Restricted Jurisdiction or to or, for the account or benefit of any national, resident or citizen of Japan or any other Restricted Jurisdiction.
Barclays Capital, Citigroup Global Markets Limited, Credit Suisse Securities (Europe) Limited, Deutsche Bank, JPMorgan Cazenove Limited and Lazard & Co., Limited are acting as financial advisers exclusively to Barclays, Barclays Bank PLC, Barclays Investment (Netherlands) and Barclays (Netherlands) and to no-one else in connection with the Barclays (Netherlands) Shares Offer and will not regard any other person (whether or not a recipient of this document) as a client in relation to such offers and will not be responsible to anyone other than the above-mentioned Barclays entities for providing the protections afforded to the clients of Barclays Capital, Citigroup Global Markets Limited, Credit Suisse Securities (Europe) Limited, Deutsche Bank, JPMorgan Cazenove Limited and Lazard & Co., Limited or for providing advice in relation to the Barclays (Netherlands) Shares Offer.
Dated: 6 August 2007.

THE CONTENTS OF THIS DOCUMENT ARE NOT TO BE CONSTRUED AS LEGAL, FINANCIAL OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN SOLICITOR, INDEPENDENT FINANCIAL ADVISER OR TAX ADVISER FOR LEGAL, FINANCIAL OR TAX ADVICE.
NONE OF BARCLAYS, BARCLAYS CAPITAL, CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE SECURITIES (EUROPE) LIMITED, DEUTSCHE BANK, JPMORGAN CAZENOVE LIMITED OR LAZARD & CO., LIMITED AND THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY REPRESENTATION TO ANY OFFEREE OR PURCHASER OF THE BARCLAYS (NETHERLANDS) SHARES OFFERED HEREBY REGARDING THE LEGALITY OF AN INVESTMENT BY SUCH OFFEREE OR PURCHASER UNDER APPROPRIATE INVESTMENT OR SIMILAR LAWS. EACH INVESTOR SHOULD CONSULT WITH HIS, HER OR ITS OWN ADVISERS AS TO THE LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF PURCHASE OR SUBSCRIPTION OF THE BARCLAYS (NETHERLANDS) SHARES.
THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OF, OR THE SOLICITATION OF AN OFFER TO SUBSCRIBE FOR OR BUY, ANY BARCLAYS (NETHERLANDS) SHARES TO ANY PERSON IN ITALY, JAPAN OR ANY OTHER RESTRICTED JURISDICTION AND IS NOT FOR DISTRIBUTION IN OR INTO ITALY, JAPAN, OR ANY OTHER RESTRICTED JURISDICTION, EXCEPT AS DETERMINED BY BARCLAYS INVESTMENTS (NETHERLANDS) IN ITS SOLE DISCRETION AND PURSUANT TO APPLICABLE LAWS.
DISTRIBUTION RESTRICTIONS
The release, publication or distribution of this document in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this document is released, published or distributed should inform themselves and observe such restrictions.
This document is being made available in the Offer Jurisdictions but this document must not be made available in whole or in part, in or into Italy, Japan or any other Restricted Jurisdiction and may not be treated as an invitation to subscribe for any Barclays (Netherlands) Shares by any person resident or located in Italy, Japan or any other Restricted Jurisdiction. Accordingly, copies of this document are not being mailed and must not be, directly or indirectly, mailed or otherwise distributed, forwarded or transmitted in, into or from Italy, Japan or any other Restricted Jurisdiction and all such persons receiving such documents (including, without limitation, custodians, nominees and trustees) should observe these restrictions and must not mail or otherwise distribute, forward or transmit them in, into or from Italy, Japan or any other Restricted Jurisdiction. Any persons (including, without limitation, custodians, nominees and trustees) who would or otherwise intend to, or may have a contractual or other legal obligation to, forward this document or any accompanying documents to any jurisdiction outside the United Kingdom, The Netherlands, the United States, Austria, Belgium, Canada, France, Germany, Ireland, Luxembourg, Norway, Singapore, Spain or Switzerland, should seek appropriate advice before taking any action.
Any person in the United States or Canada who obtains a copy of this document should note that it is for information purposes only.
Notice to persons in the United States: The Barclays (Netherlands) Shares Offer is made for the securities of a foreign company. The Barclays (Netherlands) Shares Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Barclays (Netherlands) is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the United States securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court’s judgment.
Any person resident or located in Italy, Japan or any other Restricted Jurisdiction who obtains a copy of this document is requested to disregard it.

ii

iii

SUMMARY
THE FOLLOWING SUMMARY SHOULD BE READ AS AN INTRODUCTION TO THIS PROSPECTUS. ANY DECISION TO INVEST IN BARCLAYS (NETHERLANDS) SHARES SHOULD BE BASED ON A CONSIDERATION OF THIS PROSPECTUS AS A WHOLE.
Where a claim relating to information contained in this document is brought before a court, a plaintiff investor might, under the national legislation of the EEA States, have to bear the costs of translating this Prospectus before legal proceedings are initiated. Civil liability attaches to those persons who are responsible for the summary, including any translation of the summary, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of this Prospectus.
New Barclays Shares

1.	Introduction
On 23 April 2007, the ABN AMRO Boards and the Barclays Board jointly announced that agreement had been reached on the terms of a recommended merger of ABN AMRO and Barclays to create one of the world’s leading universal banking groups, to be called “Barclays”.
The terms on which the Merger would take place were revised prior to announcements by Barclays on 23 July 2007 and 30 July 2007.
On 23 July 2007, the Barclays Board also announced an unconditional subscription of €3.6 billion (£2.4 billion) by China Development Bank and Temasek as well as the Conditional Investment and Clawback Placing.
On 30 July 2007, the ABN AMRO Boards announced their continuing support for the strategic benefits of the combination with Barclays, but concluded they were not in a position to recommend either of the rival offers for ABN AMRO.
The Merger was agreed to be subject to, among other things, the satisfaction or waiver of certain pre-conditions. Those pre-conditions have now been satisfied, waived or rolled forward as conditions of the Offer.

2.	Summary of the Terms of the Offer and of the Barclays (Netherlands) Shares Offer
The Merger is being effected by means of the Offer. The Offer is being unanimously recommended by the Barclays Board. The Offer comprises separate offers for each class of ABN AMRO’s outstanding share capital.
Pursuant to the Ordinary Share Offer, ABN AMRO Shareholders will receive 2.13 New Barclays Ordinary Shares and €13.15 in cash for every 1 ABN AMRO Ordinary Share.
The Ordinary Share Offer values each ABN AMRO Ordinary Share at €34.83 and values ABN AMRO at approximately €65.6 billion, based on the Closing Price of Barclays Ordinary Shares on 2 August 2007.
Existing ABN AMRO Shareholders will own approximately 35 percent. and existing Barclays Shareholders will own approximately 56 percent. of the issued ordinary share capital of the Combined Group, with the remainder being held by China Development Bank and Temasek. This assumes all of the ABN AMRO Ordinary Shares currently in issue are tendered.
Further details on the Merger can be found in the Offer Document and the Barclays Prospectus.
Involvement in the Offer of Barclays Investments (Netherlands) and Barclays (Netherlands)
In effecting the Primary Exchange as described below, Barclays will be involving its two Dutch subsidiary companies Barclays Investments (Netherlands) and Barclays (Netherlands). Barclays owns the entire issued share capital in Barclays Investments (Netherlands) which, in turn, owns the entire issued share capital of Barclays (Netherlands).
ABN AMRO Ordinary Shareholders are presented with two options pursuant to the Offer: (1) the Primary Exchange; or (2) the Alternative Exchange. ABN AMRO Shareholders tendering their ABN AMRO Ordinary Shares without opting validly for the Primary Exchange or the Alternative Exchange will be deemed to have accepted the Primary Exchange. The ultimate consideration for accepting ABN AMRO Ordinary Shareholders will, in both cases, be such number of New Barclays Ordinary Shares and such amount of cash as may be determined in accordance with the Exchange Ratio and any successful elections made under the Mix and Match Facility. The Primary Exchange is likely to be the preferred option for most ABN AMRO Ordinary Shareholders. This is because the New Barclays Ordinary Shares issued under the Primary Exchange will be issued into the Euroclear Nederland System via the CREST account of Euroclear Nederland and accordingly for so long as these shares remain held in the Euroclear Nederland System and certain conditions are satisfied, these shares may be sold without any charge to United Kingdom stamp duty reserve tax or (in practice) stamp duty.
In contrast, the New Barclays Ordinary Shares issued under the Alternative Exchange will be issued via CREST (by crediting a CREST member’s account) or in certificated form rather than being issued into the Euroclear Nederland System via the CREST account of Euroclear Nederland, and accordingly on any subsequent sale of those shares United Kingdom stamp duty or stamp duty reserve tax is likely to be payable. However, electing for the Alternative Exchange may enable certain ABN AMRO Ordinary Shareholders to obtain a tax deferral in certain jurisdictions on the exchange of their ABN AMRO Ordinary Shares for New Barclays Ordinary Shares. ABN AMRO Ordinary Shareholders should carefully consider the information set out in Part VI of this Prospectus (Taxation Considerations).
The Primary Exchange will be effected through the use of Barclays (Netherlands), which is the company that is the intended direct holding company for ABN AMRO following completion of the Offer. Prior to the Settlement Date Barclays (indirectly) owns, and after completion of all steps of the Offer Barclays will (directly or indirectly) own, 100 percent of the shares of Barclays (Netherlands), which shares are held in the Euroclear Nederland System. The Primary Exchange will be effected by the Nominee acting as appointed nominee for the ABN AMRO Ordinary Shareholders and the Listing and Exchange Agent, who will effect transactions through Euroclear Nederland.
The steps involved in the Primary Exchange will be effected consecutively on the Settlement Date and are as follows.

(A)	By accepting the Primary Exchange, the ABN AMRO Ordinary Shareholder

(1)	irrevocably instructs the Nominee via his bank or broker to receive on such shareholders’ behalf, such number of Barclays (Netherlands) Shares as will after the transfer contemplated in sub-paragraph (2) hereinafter, have a market value equal to the ABN AMRO Ordinary Shares he or she undertakes to tender, and

(2)	irrevocably instructs the Listing and Exchange Agent to transfer his or her ABN AMRO Ordinary Shares to Barclays (Netherlands) in return, and

(3)	irrevocably instructs the Nominee to transfer, immediately after receipt by the Nominee, the Barclays (Netherlands) Shares to Barclays.

(B)	In exchange for the transfer to it of the Barclays (Netherlands) Shares, Barclays will issue New Barclays Ordinary Shares and/or pay cash (as appropriate) to the ABN AMRO Ordinary Shareholder.
Consequently, the end result of all these steps is that (a) the ABN AMRO Ordinary Shares which are tendered become held by Barclays (Netherlands), (b) the Barclays (Netherlands) Shares which are initially transferred to the Nominee are ultimately transferred to Barclays and (c) New Barclays Ordinary Shares are issued and cash is paid to the tendering ABN AMRO Ordinary Shareholders. The number of New Barclays Ordinary Shares issued and the amount of cash paid in exchange for the transfer of the Barclays (Netherlands) Shares will be determined by applying the Exchange Ratio and any successful elections made under the Mix and Match Facility to the number of ABN AMRO Ordinary Shares transferred by the ABN AMRO Ordinary Shareholder to Barclays (Netherlands). The ultimate consideration for accepting ABN AMRO Ordinary Shareholders will be such number of New Barclays Ordinary Shares and such amount of cash as may be determined in accordance with the Exchange Ratio and any successful elections made under the Mix and Match Facility. The New Barclays Ordinary Shares issued in the Primary Exchange will be issued into the Euroclear Nederland System via the CREST account of Euroclear Nederland. All irrevocable instructions are subject to withdrawal rights available to ABN AMRO Ordinary Shareholders up to the Closing Date — see also Part I, paragraph 8 of this Prospectus.
The ABN AMRO Ordinary Shareholder who selects the Alternative Exchange, will tender his or her ABN AMRO Ordinary Shares via his bank or broker directly to Barclays via the Listing and Exchange Agent and in return Barclays will issue New Barclays Ordinary Shares and/or pay cash (as appropriate) to the tendering ABN AMRO Ordinary Shareholder. The New Barclays Ordinary Shares issued directly to ABN AMRO Ordinary Shareholders pursuant to the Alternative Exchange will be issued via CREST (by crediting a CREST member’s account) or in certificated form, rather than in the Euroclear Nederland System via the CREST account of Euroclear Nederland, and accordingly United Kingdom stamp duty or stamp duty reserve tax is likely to be payable on any subsequent sale of those shares.
The Barclays (Netherlands) Shares Offer is conditional on the issue of the New Barclays Ordinary Shares. Please refer to Part I, paragraph 1 of this Prospectus.

3.	Information on Barclays Investments (Netherlands)
Barclays Investments (Netherlands) N.V. was incorporated on 14 May 2007 as a public company with limited liability (naamloze vennootschap) under the laws of The Netherlands. Its statutory seat (zetel) is in Amsterdam, The Netherlands and its registered office is at Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands. It is registered with the trade register under number 34 27 38 56. Barclays holds all shares in Barclays Investments (Netherlands).

4.	Information on Barclays (Netherlands)
Barclays (Netherlands) N.V. was incorporated on 2 May 2007 as a public company with limited liability (naamloze vennootschap) under the laws of The Netherlands. Its statutory seat (zetel) is in Amsterdam, The Netherlands and its registered office is at Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands. It is registered with the trade register under number 34 27 30 29. Barclays Investments (Netherlands) holds all shares in Barclays (Netherlands). The current managing directors of Barclays (Netherlands) are Messrs. D.P. Stolp (Chairman), A.G.M. Nagelmaker, L.C. Dickinson and M.D. Harding (the “Barclays (Netherlands) Directors”).

5.	Risk Factors
See the Section “Risk Factors”.

RISK FACTORS
The risk factors as included in the Barclays Prospectus, are incorporated by reference in this Prospectus.

PRESENTATION OF INFORMATION
FORWARD-LOOKING STATEMENTS
Certain statements and assumptions in this document constitute “forward-looking statements” with respect to certain of Barclays Investments (Netherlands) plans and current goals and expectations relating to its future results, performance or achievements and which involve a number of risks and uncertainties. Barclays Investments (Netherlands) cautions readers that no forward-looking statement is a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as ‘aim’, ‘anticipate’, ‘target’, ‘expect’, ‘estimate’, ‘intend’, ‘plan’, ‘goal’, ‘believe’, or other words of similar meaning. Any forward-looking statements made herein speak only as of the date they are made. Except as required by the AFM, Euronext Amsterdam or applicable law, Barclays Investments (Netherlands) expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this document to reflect any change in Barclays Investments (Netherlands) expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

PART I
INFORMATION ON THE BARCLAYS (NETHERLANDS) SHARES OFFER

1.	The Barclays (Netherlands) Shares Offer is an integral part of the Offer and is in its entirety subject to the terms and conditions included in this Prospectus and the Barclays Prospectus (for conditions in the Barclays Prospectus, see pages 39-40 of the Barclays Prospectus).

2.	The Barclays (Netherlands) Shares Offer (which is an integral part of the Offer) relates to the offer of up to 2,500,000,000 ordinary shares with a nominal value of €0.12 each in the capital of Barclays (Netherlands), in connection with the proposed issue of up to 4,901,278,058 new ordinary shares in Barclays in connection with the proposed merger with ABN AMRO. The Barclays (Netherlands) Shares have been issued at its incorporation on 2 May 2007 and are registered shares. They have been issued under Dutch law. The Barclays (Netherlands) Shares are fully paid up.
Reason for the Barclays (Netherlands) Shares Offer and use of Proceeds.

3.	In effecting the Primary Exchange as described below and in Part II, Section 6 of the Barclays Prospectus (under Ordinary Share Offer), Barclays will be involving its two Dutch subsidiary companies Barclays Investments (Netherlands) and Barclays (Netherlands). Barclays owns the entire issued share capital in Barclays Investments (Netherlands) which, in turn, owns the entire issued share capital of Barclays (Netherlands).

4.	ABN AMRO Ordinary Shareholders are presented with two options pursuant to the Offer: (1) the Primary Exchange; or (2) the Alternative Exchange. ABN AMRO Shareholders tendering their ABN AMRO Ordinary Shares without opting validly for the Primary Exchange or the Alternative Exchange will be deemed to have accepted the Primary Exchange. The ultimate consideration for accepting ABN AMRO Ordinary Shareholders will, in both cases, be such number of New Barclays Ordinary Shares and such amount of cash as may be determined in accordance with the Exchange Ratio and any successful elections made under the Mix and Match Facility. The Primary Exchange is likely to be the preferred option for most ABN AMRO Ordinary Shareholders. This is because the New Barclays Ordinary Shares issued under the Primary Exchange will be issued into the Euroclear Nederland System via the CREST account of Euroclear Nederland and accordingly for so long as these shares remain held in the Euroclear Nederland System and certain conditions are satisfied, these shares may be sold without any charge to United Kingdom stamp duty reserve tax or (in practice) stamp duty.

5.	In contrast, the New Barclays Ordinary Shares issued under the Alternative Exchange will be issued via CREST (by crediting a CREST member’s account) or in certificated form rather than being issued into the Euroclear Nederland System via the CREST account of Euroclear Nederland, and accordingly on any subsequent sale of those shares United Kingdom stamp duty or stamp duty reserve tax is likely to be payable. However, electing for the Alternative Exchange may enable certain ABN AMRO Ordinary Shareholders to obtain a tax deferral in certain jurisdictions on the exchange of their ABN AMRO Ordinary Shares for New Barclays Ordinary Shares. ABN AMRO Ordinary Shareholders should carefully consider the information set out in Part VI of this Prospectus (Taxation Considerations).

6.	The Primary Exchange will be effected through the use of Barclays (Netherlands), which is the company that is the intended direct holding company for ABN AMRO following completion of the Offer. Prior to the Settlement Date Barclays (indirectly) owns, and after completion of all steps of the Offer Barclays will (directly or indirectly) own, 100 percent of the shares of Barclays (Netherlands), which shares are held in the Euroclear Nederland System. The Primary Exchange will be effected by the Nominee acting as appointed nominee for the ABN AMRO Ordinary Shareholders and the Listing and Exchange Agent, who will effect transactions through Euroclear Nederland.

7.	The steps involved in the Primary Exchange will be effected consecutively on the Settlement Date and are as follows,

(A)	By accepting the Primary Exchange, the ABN AMRO Ordinary Shareholder

(1)	irrevocably instructs the Nominee via his bank or broker to receive on such shareholders’ behalf, such number of Barclays (Netherlands) Shares as will after the transfer contemplated in sub-paragraph (2) hereinafter, have a market value equal to the ABN AMRO Ordinary Shares he or she undertakes to tender, and

(2)	irrevocably instructs the Listing and Exchange Agent to transfer his or her ABN AMRO Ordinary Shares to Barclays (Netherlands) in return, and

(3)	irrevocably instructs the Nominee to transfer, immediately after receipt by the Nominee, the Barclays (Netherlands) Shares to Barclays.

(B)	In exchange for the transfer to it of the Barclays (Netherlands) Shares, Barclays will issue New Barclays Ordinary Shares and/or pay cash (as appropriate) to the ABN AMRO Ordinary Shareholder.

8.	Consequently the end result of all these steps is that (a) the ABN AMRO Ordinary Shares which are tendered become held by Barclays (Netherlands), (b) the Barclays (Netherlands) Shares which are initially transferred to the Nominee are ultimately transferred to Barclays and (c) New Barclays Ordinary Shares are issued and cash is paid to the tendering ABN AMRO Ordinary Shareholders. The number of New Barclays Ordinary Shares issued and the amount of cash paid in exchange for the transfer of the Barclays (Netherlands) Shares will be determined by applying the Exchange Ratio and any successful elections made under the Mix and Match Facility to the number of ABN AMRO Ordinary Shares transferred by the ABN AMRO Ordinary Shareholder to Barclays (Netherlands). The ultimate consideration for accepting ABN AMRO Ordinary Shareholders will be such number of New Barclays Ordinary Shares and such amount of cash as may be determined in accordance with the Exchange Ratio and any successful elections made under the Mix and Match Facility. The New Barclays Ordinary Shares issued in the Primary Exchange will be issued into the Euroclear Nederland System via the CREST account of Euroclear Nederland. All irrevocable instructions are subject to withdrawal rights available to ABN AMRO Ordinary Shareholders up to the Closing Date as described in Part II, Section 7 of the Barclays Prospectus.

9.	The ABN AMRO Ordinary Shareholder who selects the Alternative Exchange, will tender his or her ABN AMRO Ordinary Shares via his bank or broker directly to Barclays via the Listing and Exchange Agent and in return Barclays will issue New Barclays Ordinary Shares and/or pay cash (as appropriate) to the tendering ABN AMRO Ordinary Shareholder. The New Barclays Ordinary Shares issued directly to ABN AMRO Ordinary Shareholders pursuant to the Alternative Exchange will be issued via CREST (by crediting a CREST member’s account) or in certificated form, rather than in the Euroclear Nederland System via the CREST account of Euroclear Nederland, and accordingly United Kingdom stamp duty or stamp duty reserve tax is likely to be payable on any subsequent sale of those shares.

PART II
INFORMATION ON BARCLAYS (NETHERLANDS)

1.	Introduction
Barclays (Netherlands) was incorporated on 2 May 2007 as a public company with limited liability (naamloze vennootschap) under the laws of The Netherlands. Its statutory seat (zetel) is in Amsterdam, The Netherlands and its registered office is at Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands, telephone number +31-20-5771177. It is registered with the trade register under number 34 27 30 29. The Barclays (Netherlands) Articles were last amended on 8 June 2007.

2.	Share capital
Barclays (Netherlands)’s authorised share capital is €600,000,000 (six hundred million euros) divided into 5,000,000,000 (five billion) ordinary shares with a nominal value of €0.12 (twelve eurocents) each. Its issued share capital is €300,000,000 (three hundred million euros) divided into 2,500,000,000 (two billion five hundred million) ordinary shares with a nominal value of €0.12 (twelve eurocents) each.
The Barclays (Netherlands) Shares are in registered form. The Barclays (Netherlands) Shares are admitted into the book-entry system operated by Euroclear Nederland on the basis of the Securites Giro Act and are administrated in the securities account of Barclays Investments (Netherlands) held with the Listing and Exchange Agent. The address of the Listing and Exchange Agent is listed below in Part VIII, paragraph 10 of this Prospectus.

3.	Organisational structure and major shareholders
Barclays owns the entire issued share capital in Barclays Investments (Netherlands) which, in turn, owns the entire issued share capital of Barclays (Netherlands). The Barclays (Netherlands) Shares are admitted into the book-entry system operated by Euroclear Nederland on the basis of the Securities Giro Act and are administered in the securities account of Barclays Investments (Netherlands) held with the Listing and Exchange Agent. Barclays (Netherlands) is indirectly owned by Barclays.
For information on the Barclays Group, please refer to Part IV of the Barclays Prospectus.
The registered office of Barclays Investments (Netherlands) is at Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands.

4.	Investments
Barclays (Netherlands) has not transacted and will not before the Offer and the Barclays (Netherlands) Shares Offer is completed transact any business other than activities in the context of the Offer described in the Offer Document and in the context of the Barclays (Netherlands) Shares Offer described herein.

5.	Barclays (Netherlands) Articles
The following is a summary of the Barclays (Netherlands) Articles. Copies of the Barclays (Netherlands) Articles are available free of charge at the offices of Barclays (Netherlands): Fred. Roeskestraat 123/1, 1076 EE Amsterdam, The Netherlands and at the offices of the Listing and Exchange Agent: ABN AMRO Bank N.V., Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands. They can also be inspected at these addresses. The Barclays (Netherlands) Articles are incorporated by reference in this Prospectus.

(i)	Objects (Article 2)
The objects of Barclays (Netherlands) are set out in full in Article 2 of the Barclays (Netherlands) Articles which provides, among other things, that the objects are to:

(A)	incorporate, acquire, participate in, finance, manage and/or have any other interest in other companies or businesses of any nature;

(B)	acquire, develop, use and/or assign industrial and intellectual property rights;

(C)	raise, fund, by way of securities, bank loans, bond issues, promissory notes, and/or to borrow in any other way, to lend, to provide guarantees, to bind the company and/or to provide security for the debt of other parties;

as well as everything associated with the above, relating or conducive thereto, all in the widest sense of the word.

(ii)	Directors and representation (Articles 14 up to and including 18)
The board of managing directors of Barclays (Netherlands) consists of one or more members. The members of the board of managing directors are appointed, suspended or dismissed by the general meeting of shareholders. The general meeting of shareholders shall determine the remuneration and further conditions of employment of each member of the board of managing directors, as well as any further employment conditions.
The board of managing directors is entrusted with the management of Barclays (Netherlands). The board of managing directors may lay down rules regarding its own decision making process, which rules are subject to the approval of the general meeting of shareholders. The board of managing directors may determine which duties each member of the Management Board will be charged with. Such allocation is subject to the approval of the general meeting of shareholders.
Resolutions by the board of managing directors concerning a significant change to the identity or the nature of Barclays (Netherlands) or its business are subject to the approval of the general meeting of shareholders, including:

(A)	the transfer of the enterprise of Barclays (Netherlands) or substantially the entire enterprise thereof to a third party;

(B)	the company or a subsidiary entering into or terminating long term co-operation with another legal entity or company or as a fully liable partner in a limited partnership or partnership, if this cooperation or termination has far reaching consequences for Barclays (Netherlands);

(C)	the company’s or a subsidiary’s acquisition or divestment of a participation in the capital of a company worth at least one third of its assets according to the consolidated balance sheet with notes, based on the company’s most recent adopted annual accounts.
In the event of the absence or inability to act of one or more managing directors, the remaining managing director or the remaining managing directors shall be charged with the management.
In the event of the absence or inability to act of all the managing directors or the sole managing director, the management shall be temporarily entrusted to person(s) designated for that purpose by the general meeting of shareholders.
Barclays (Netherlands) is represented by the board of managing directors. If the board of managing directors consists of two or more managing directors, the representatives’ authorities shall, apart from being vested in the board of managing directors as a corporate body, be vested in any two managing directors acting jointly. The board of managing directors may appoint one or more attorneys-in-fact to represent Barclays (Netherlands).
In case of a managing director entering into an agreement with Barclays (Netherlands) or, in a private capacity, instituting legal proceedings against Barclays (Netherlands), Barclays (Netherlands) shall be represented in that matter by the remaining managing directors provided that they act jointly in accordance with the above, unless the general meeting of shareholders designates another person for this purpose or unless the Dutch Law provides further designation in any other matter. Such person may also be the managing director to whom the conflict of interest relates. A managing director having a conflict of interest different from the above shall be authorised like any other managing director to represent the company, provided they act jointly in accordance with the above.
One managing director will be appointed by the board of managing directors as chairman. Resolutions of the board of managing directors are validly adopted by simple majority.

(iii)	Classes of shares and shareholders register (Article 3, 8, 9 and 10)
Barclays (Netherlands) has one class of shares, being ordinary shares with a nominal value of €0.12 (twelve eurocent) each. The Barclays (Netherlands) Shares are permitted to be included in a giro depot on collective deposit, as referred to in the Securities Giro Act.
The Barclays (Netherlands) Shares are in registered form. A register of shareholders is kept by or on behalf of Barclays (Netherlands), which register shall be regularly updated and, at the discretion of the

Barclays (Netherlands) board of managing directors, may, in whole or in part, be kept in more than one copy and at more than one address. Part of the register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable provisions set by a foreign stock exchange. A duplicate register of shareholders shall at all times be maintained in the United Kingdom, and any entry on the duplicate register shall immediately be reflected in the register kept by Barclays (Netherlands), and vice-versa.

(iv)	Dividends and Dividend rights (Article 33 up to and including 36)
Barclays (Netherlands) may only make distributions of profits to shareholders and other parties entitled to profits to the extent the shareholders equity exceeds the paid up and called up part of its capital plus the reserves which are required to maintain by law. Distribution of profits may only be made after the adoption of the annual accounts showing that the distribution is permissible. The board of managing directors shall determine which part of the profit shall be distributed. Any remaining parts shall be reserved. Dividend payment can also be made in shares instead of cash on the recommendation of the board of managing directors and authorised by the general meeting of shareholders. In addition, the board of managing directors may resolve to pay one or more interim dividends provided that the above capital reserves have been met, as evidence by an interim statement of assets and liabilities. Such a statement must be deposited with the trade register within eight (8) days after which a resolution to distribute an interim dividend has been disclosed.
Dividends and other distributions are payable on a date to be determined by the board of managing directors, but in any case within four weeks after their adoption. Dividends and other distributions shall be made payable at an address or addresses in The Netherlands to be determined by the board of managing directors. Cash distributions shall, if they are payable outside The Netherlands, be paid in the currency of the country concerned converted at the rate of exchange on the London Stock Exchange at the close of business on the day before the date on which the distribution is declared. The person entitled to dividends or other distribution on shares shall be the person in whose name the share is registered.

(v)	Voting (Article 25 up to and including 29)
All shareholders and holders of right of usufruct or pledge who have right to vote, are entitled to attend the general meeting of shareholders, to address the general meeting of shareholders and to vote. Shareholders and holders of right of usufruct or pledge who have right to vote maybe represented by proxies authorised in writing. Persons entitled to attend a general meeting of shareholders are only entitled to do so (in person or by proxy) if such person has informed the management board in advance of his intention to attend the meeting.
Resolutions are validly adopted if adopted by simple majority of votes. Resolutions may also be adopted in writing provided they are adopted by unanimous votes representing the entire issued share capital. Each share shall confer the rights to cast one vote. All votes may be cast in respect of shares or by Barclays (Netherlands) itself or any of its subsidiaries.

(vi)	Transfers (Articles 5, 11 and 12)
Barclays (Netherlands) Shares may be transferred within giro depots and collective depots, in accordance with the Securities Giro Act. Other forms of transfer require execution of a notarial deed. Unless Barclays (Netherlands) is itself party to such deed, the rights attached to the shares transferred can only be exercised after it has been acknowledged that the transfer has taken place and been notified to Barclays (Netherlands).

(vii)	Return of Capital and Liquidation (Articles 38 and 39)
The general meeting of shareholders is entitled to resolve to dissolve Barclays (Netherlands). In such a case, it shall be wound up by the board of managing directors unless determinate otherwise by the general meeting of shareholders. The assets of the liquidated Barclays (Netherlands) that remain after the creditors have been paid shall be distributed to the shareholders in proportion to the aggregate amount of their shares.

(viii)	Purchase (Article 6)
Barclays (Netherlands) can only acquire fully paid up shares in its own capital and for valuable consideration, up to a maximum of 10% of its issued share capital, if authorised by the general meeting of shareholders (which is valid for a period of a maximum of 18 months) and if its equity less the purchase price for such shares exceeds the paid up and called up share capital plus reserves that must be maintained by law.

(ix)	Redemption (Article 7)
The general meeting of shareholders may resolve to reduce the issued capital by cancellation of shares or by a reduction of the nominal amount of the shares, by amending Barclays (Netherlands)’ Articles.

(x)	Annual and extraordinary general meetings (Article 20 up to and including 30)
Barclays (Netherlands) is required to hold a general meeting each year as its annual general meeting (to be held within six months after the end of each financial year, being the calendar year) in addition to other meetings (called extraordinary general meetings) as the Barclays Directors think fit and that must be held within 6 months after the expiry of the last financial year (within the calendar year).
A general meeting of shareholders must be convened within three months after it becomes apparent to the board of managing directors that Barclays (Netherlands)’ equity has reduced to an amount lower than half of the issued and paid up part of the share capital. In addition, holders of shares representing at least one-tenth of the issued capital may request the district court and summaries proceeding to be authorised to convene a general meeting of shareholders. These rights are in accordance with the rules as laid down in the Dutch Civil Code.
At annual general Meetings of Shareholders the following subjects shall be considered:

(A)	the annual accounts and the annual report;

(B)	discharge of members of the board of managing directors;

(C)	possible appointment of managing directors;

(D)	other proposals placed on the agenda by the board of managing directors;

(E)	other proposals made by shareholders or other persons entitled to attend the meeting representing at least one percent. of the issued share capital or representing at least the stock market value as established by law at the time of the request, unless there is an important reason, such as to be determined in a binding manner by the board of managing directors. Such proposal must be made no later than the sixtieth day before the annual shareholders meeting takes places.
General meetings of shareholders shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport). Convocations of the general meeting shall take place no later than on the 15th day prior to the meeting, and be accompanied by an agenda. General meeting of shareholders shall be presided by a person nominated by the board of managing directors, which chairman shall appoint a secretary.
Shareholders (and holders of a right of usufruct or pledge who have the right to vote) are entitled to attend, address and vote at general meetings of shareholders. Shareholders (and holders of a right of usufruct or pledge who have a right to vote) may be represented by proxies authorised in writing.
Every holder of Barclays (Netherlands) Shares that do not belong to a collective depot or a giro depot as referred to in the Securities Giro Act and every other party entitled to attend the meeting who derives his rights from such shares, is only entitled to attend the general meeting of shareholders in person, or represented by a person holding a written proxy, to address the meeting and, in as far as he has voting rights, to vote at the meeting, if he has informed the board of managing directors in advance of his intention to attend the meeting ultimately seven days before such meeting. If the rights referred to in this paragraph pertain to shares that belong to a collective depot, anyone who has rights as a joint owner of the collective depot, is entitled to exercise these rights, provided he has, ultimately seven days before the meeting, submitted a written statement from an admitted institution at the offices of Barclays (Netherlands) or at another place as noted in the convocation to the meeting stating that the number of shares referred to in that statement belong to a collective depot and that the person referred to in that stated is a joint owner for the quoted number of shares and shall remain a joint owner until the end of the meeting. Barclays (Netherlands)’s board of managing directors may determine that those entitled to vote and/or attend the meeting the general meeting of shareholders, are those who are registered in a register kept by the Barclays (Netherlands) board of managing directors at a certain point of time. Please refer to see Article 26 of the Barclays (Netherlands) Articles.
If the rights to attend a meeting in accordance with the above paragraph are exercised by a person holding a written proxy the required notification and the proxy should be received by Barclays (Netherlands)’ board of managing directors ultimately seven days before said meeting.

(xi)	Limitations on foreign shareholders
There are no restrictions imposed by the Barclays Investment (Netherlands) Articles or (subject to the effect of any economic sanctions that may be in force from time to time) by Dutch law.

(xii)	Notices
See above under “Annual and Extraordinary general meetings”.

(xiii)	Alteration of share capital (Articles 4 and 5)
In addition to the above on redemption and repurchase of shares, Barclays (Netherlands)’s board of managing directors has the authority to resolve to issue shares and to determine the price and other terms and conditions of such issue. Such Authority exists for a period of 5 years, starting from 2 May 2007 and ending on 2 May 2012. It can be extended by resolution of the general meeting of shareholders. If it is not extended, the authority to issue shares lies with the general meeting of shareholders. Existing shareholders have pre-emption rights (which can be limited by the board of managing directors at the time of resolving to issue shares and no pre-emption rights exist in respect of shares issued to employees).

(xiv)	Indemnity (Article 19)
Barclays (Netherlands) shall indemnify any existing or former managing director, officer or agent who in that capacity, becomes involved in civil, criminal, administrative or investigative litigation.

(xv)	Amendment (Article 37)
The Barclays (Netherlands) Articles can be amended by a general meeting of shareholders. The proposed amendment should be distributed to the shareholders prior to the general meeting of shareholders.

6.	Squeeze-out rules
Other than the squeeze-out rules as included in book 2 of the Dutch Civil Code there are no rules or provisions relating to squeeze-out in relation to the Barclays (Netherlands) Shares. There are no rules or provisions relating to mandatory bids and/or sell-out rules in relation to the Barclays (Netherlands) Shares.

7.	Material Contracts
Other than the co-operation agreement between Barclays, Barclays Investments (Netherlands), the Nominee and Barclays (Netherlands) dated 2 August 2007 in relation to their co-operation (including with respect to the Primary Exchange and the Alternative Exchange) in relation with the transactions contemplated by them as included in the Barclays Prospectus, the Offer Document and this Prospectus and the actions they will take in that respect (the “Co-operation Agreement”), Barclays (Netherlands) has not entered into any material contracts. In summary, the Co-operation Agreement specifies the actions Barclays, Barclays Investments (Netherlands), the Nominee and Barclays (Netherlands) will take with respect to the Primary Exchange and the Alternative Exchange, as described above in paragraphs 3 to 8 of Part I of this Prospectus.

8.	Subsidiaries
Barclays (Netherlands) does not have any subsidiaries.

9.	Working Capital Statement
Barclays (Netherlands) is of the opinion that, taking account of existing cash resources, the working capital available to it is sufficient for its present requirements, that is, for at least the next twelve months from the date of publication of this document.

10.	Legal and arbitration proceedings
Save as disclosed in the Barclays Prospectus (see part XII of the Barclays Prospectus (Additional Information)), no member of the Barclays Group is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Barclays Investments (Netherlands) is aware) which may have, or have had during the period since its incorporation and the date of this Prospectus, a significant effect on Barclays (Netherlands) or the Barclays Group’s financial position or profitability.

PART III
FINANCIAL INFORMATION
The Barclays (Netherlands) Financials have been audited by Barclays (Netherlands)’ auditors and are incorporated by reference in this Prospectus.

PART IV
CAPITALISATION STATEMENT
The following table sets out Barclays (Netherlands) capitalisation as per 31 May 2007, which is derived from and should be read in conjunction with the Barclays (Netherlands) Financials and the notes thereto.

1 Capitalisation and indebtedness	£m
Total Current debt
Guaranteed	—
Secured	—
Unguaranteed/Unsecured	—
Total Non-Current debt
Guaranteed	—
Secured	—
Unguaranteed/Unsecured	—
Shareholders’ equity
Called up share capital	205
Share premium account	—
Other reserves	—
Total	205
2 Net Indebtedness	£m
Cash	—
Cash Equivalents	205
Trading securities	—
Liquidity	205
Current Financial Receivable	—
Current Bank debt	—
Current portion of non current debt	—
Other current financial debt	—
Current Financial Debt	—
Net Current Financial Asset/(Indebtedness)	205
Non current Bank loans	—
Bonds Issued	—
Other non current loans	—
Non current Financial Indebtedness	—
Net Financial Asset/(Indebtedness)	205
3 Indirect and contingent indebtedness	£m
Acceptances and endorsements	—
Guarantees and assets pledged as collateral security	—
Other contingent liabilities	—
Total contingent liabilities	—

PART V
CAPITAL RESOURCES
Currently the capital resources of Barclays (Netherlands) consist entirely of its shareholder equity.

PART VI
TAXATION CONSIDERATIONS
In addition to the information set out below, ABN AMRO Ordinary Shareholders should carefully consider the information set out in Part X (Taxation Considerations) of the Barclays Prospectus (which is incorporated by reference in this Prospectus).

1.	TAX ASPECTS OF THE PRIMARY EXCHANGE

1.1	Taxation in The Netherlands
      1.1.1    General

The following is a summary of certain Dutch tax consequences relating to the acceptance of the Primary Exchange. The summary does not address any laws other than the tax laws of The Netherlands as currently in effect and in force and as interpreted in published case law by the courts of The Netherlands at the date hereof, which tax laws and case law are subject to change after such date, including changes that could have retroactive effect. The summary does not purport to be complete and in view of the general nature of this summary, it should be treated with corresponding caution. Each ABN AMRO Ordinary Shareholder considering the Primary Exchange should consult his or her professional tax advisor with respect to the tax consequences of the Primary Exchange.

For the purposes of the principal Dutch tax consequences described below it is assumed that ABN AMRO Ordinary Shareholders are either individuals or companies (including other entities that are treated as companies for Dutch taxation purposes, such as — without limitation — open limited partnerships (open commanditaire vennootschappen), cooperatives (cooperaties) and open mutual funds (open fondsen voor gemene rekening)). This summary does not address the tax position of investment institutions (fiscale beleggingsinstellingen) in relation to the Primary Exchange.

For the purpose of the principal Dutch tax consequences described below, it is further assumed that no ABN AMRO Ordinary Shareholder who is an individual has or will have a substantial interest or a deemed substantial interest in ABN AMRO or Barclays (Netherlands).

Generally speaking, a person has a substantial interest in a company if such person directly or indirectly has the ownership of or certain rights over shares representing 5% or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the company, rights to acquire such interest in the share capital (whether or not already issued) of the company, or the ownership of profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit or liquidation proceeds of the company. In the case of an individual the 5% ownership criterion applies to that person jointly with his partner, if any, whereas a substantial interest is also present in case of a less than 5% shareholding by an individual if his relatives in the direct line of descent and/or those of his partner do hold a substantial interest. A person has a deemed substantial interest generally in respect of shares that have formed part of a substantial interest and in respect of which a non-recognition provision has applied, such that capital gain taxation thereon has been deferred to a later date.

Any holders of ABN AMRO Ordinary Shares who are in doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside The Netherlands should consult their own professional advisors immediately.

1.1.2	Taxation on Capital Gains
                  Dutch resident companies

Generally, a company holding ABN AMRO Ordinary Shares which is resident for tax purposes in The Netherlands and which receives Barclays (Netherlands) Shares pursuant to the Primary Exchange will be subject to Dutch corporate income tax with respect to any capital gains realised on the transfer of its ABN AMRO Ordinary Shares, unless such company is tax exempt or benefits from the participation exemption in respect of the ABN AMRO Ordinary Shares. The capital gains should be computed on the basis of the difference between the value of the Barclays (Netherlands) Shares received and the base cost of the ABN AMRO Ordinary Shares for Dutch corporate income tax purposes.

Likewise, a company holding Barclays (Netherlands) Shares which is resident for tax purposes in The Netherlands and which receives New Barclays Ordinary Shares and/or cash pursuant to the Primary Exchange will be subject to Dutch corporate income tax with respect to any capital gains realised on the transfer of its Barclays (Netherlands) Shares, unless such company is tax exempt or benefits from the participation exemption in respect of the Barclays (Netherlands) Shares. The capital gain should be computed on the basis of the difference between (a) the value of the New Barclays Ordinary Shares plus cash received (minus any cash paid in the case of a rounding up of the entitlement to New Barclays Ordinary Shares) and (b) the base cost of the Barclays (Netherlands) Shares for Dutch corporate income tax purposes. The base cost of the Barclays (Netherlands) Shares for Dutch corporate income tax purposes should be equal to the consideration given for such shares, being the value of the ABN AMRO Ordinary Shares.

The main condition for application of the participation exemption is that the shareholding interest represents at least 5% of the nominal paid up capital (or, under certain conditions, 5% of the voting rights) of the company concerned. Shareholdings of less than 5% in ABN AMRO may under certain conditions nevertheless still benefit from the participation exemption. Shareholders that currently are entitled to the participation exemption in relation to their ABN AMRO Ordinary Shares will not automatically be entitled to the participation exemption in relation to the New Barclays Ordinary Shares received in exchange for their Barclays (Netherlands) Shares received in exchange for their ABN AMRO Ordinary Shares.

                  Non-resident companies

A company holding ABN AMRO Ordinary Shares which is not resident for tax purposes in The Netherlands and which receives Barclays (Netherlands) Shares pursuant to the Primary Exchange will not be subject to Dutch taxation in respect of any capital gains realised on the transfer of its ABN AMRO Ordinary Shares, unless:

(i)	such capital gains are attributable to an enterprise or part thereof that is either effectively managed in The Netherlands or carried on through a permanent establishment or a permanent representative in The Netherlands unless at the level of the permanent establishment the participation exemption applies to the ABN AMRO Ordinary Shares; or

(ii)	the company has a substantial interest or a deemed substantial interest in ABN AMRO (see paragraph 1.1.1 above) and such interest does not form part of the assets of an enterprise.

Likewise, a company holding Barclays (Netherlands) Shares which is not resident for tax purposes in The Netherlands and which receives New Barclays Ordinary Shares and/or cash pursuant to the Primary Exchange will not be subject to Dutch taxation in respect of any capital gains realised on the transfer of its Barclays (Netherlands) Shares unless:

(i)	such capital gains are attributable to an enterprise or part thereof that is either effectively managed in The Netherlands or carried on through a permanent establishment or a permanent representative in The Netherlands unless at the level of the permanent establishment the participation exemption applies to the Barclays (Netherlands) Shares; or

(ii)	the company has a substantial interest or a deemed substantial interest in Barclays (Netherlands) (see paragraph 1.1.1 above) and such interest does not form part of the assets of an enterprise.
                  Dutch resident individuals

An individual holding ABN AMRO Ordinary Shares who is, is deemed to be, or has elected to be treated as resident for tax purposes in The Netherlands and who receives Barclays (Netherlands) Shares pursuant to the Primary Exchange is not subject to Dutch income tax in respect of any capital gains realised on the transfer of his ABN AMRO Ordinary Shares, unless:

(i)	such individual has an enterprise or an interest in an enterprise, to which the ABN AMRO Ordinary Shares are attributable; or

(ii)	the capital gains qualify as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act 2001 (Wet inkomstenbelasting 2001) which include without limitation activities that exceed normal active portfolio management (normaal vermogensbeheer).

If condition (i) or (ii) in this subsection (Dutch resident individuals) is met, the individual will be subject to Dutch income tax with respect to any capital gains realised on the transfer of the ABN AMRO Ordinary Shares at the progressive rates of the Income Tax Act 2001. The capital gains should be computed on the basis of the difference between the value of the Barclays (Netherlands) Shares received and the base cost of the ABN AMRO Ordinary Shares for Dutch income tax purposes.

Likewise, an individual holding Barclays (Netherlands) Shares who is, is deemed to be, or has elected to be treated as resident of The Netherlands for tax purposes and who receives New Barclays Ordinary Shares and/or cash pursuant to the Primary Exchange is not subject to Dutch income tax in respect of any capital gains realised on the transfer of his Barclays (Netherlands) Shares, unless:

(i)	such individual has an enterprise or an interest in an enterprise, to which the Barclays (Netherlands) Shares are attributable; or

(ii)	the capital gains qualify as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act 2001 (Wet inkomstenbelasting 2001) which include without limitation activities that exceed normal active portfolio management (normaal vermogensbeheer).

If condition (i) or (ii) in this subsection (Dutch resident individuals) is met, the individual will be subject to Dutch income tax with respect to any capital gains realised on the transfer of the Barclays (Netherlands) Shares at the progressive rates of the Income Tax Act 2001. The capital gains should be computed on the basis of the difference between (a) the value of the New Barclays Ordinary Shares plus cash received (minus any cash paid in the case of a rounding up of the entitlement to New Barclays Ordinary Shares) and (b) the base cost of the Barclays (Netherlands) Shares for Dutch income tax purposes. The base cost of the Barclays (Netherlands) Shares for Dutch income tax purposes should be equal to the consideration given for such shares, being the value of the ABN AMRO Ordinary Shares.
                  Non-resident individuals

An individual holding ABN AMRO Ordinary Shares who is not, is not deemed to be, and has not elected to be treated as, resident for tax purposes in The Netherlands and who receives Barclays (Netherlands) Shares pursuant to the Primary Exchange will not be subject to Dutch taxation in respect of any capital gains realised on the transfer of his ABN AMRO Ordinary Shares unless:

(i)	the capital gains are attributable to an enterprise or part thereof that is either effectively managed in The Netherlands or carried on through a permanent establishment or a permanent representative in The Netherlands; or

(ii)	the capital gains qualify as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act 2001 (Wet inkomstenbelasting 2001) which include without limitation activities that exceed normal active portfolio management (normaal vermogensbeheer).

Likewise, an individual holding Barclays (Netherlands) Shares who is not, is not deemed to be, and has not elected to be treated as, resident for tax purposes in The Netherlands and who receives New Barclays Ordinary Shares and/or cash pursuant to the Primary Exchange will not be subject to Dutch taxation in respect of any capital gains realised on the transfer of his Barclays (Netherlands) Shares unless:

(i)	the capital gains are attributable to an enterprise or part thereof that is either effectively managed in The Netherlands or carried on through a permanent establishment or a permanent representative in The Netherlands; or

(ii)	the capital gains qualify as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act 2001 (Wet inkomstenbelasting 2001) which include without limitation activities that exceed normal active portfolio management (normaal vermogensbeheer).

1.1.3	Rollover relief

An exemption from Dutch taxation on any capital gains realised on the transfer of the ABN AMRO Ordinary shares and/or Barclays (Netherlands) Shares pursuant to the Primary Exchange should be available upon request provided that:

(i)	the Primary Exchange qualifies as a share-for-share merger (aandelenfusie) as defined in article 3.55 of the Income Tax Act 2001 (Wet inkomstenbelasting 2001); and

(ii)	the ABN AMRO Ordinary Shareholders claiming the exemption record and continue to record the Barclays (Netherlands) Shares and New Barclays Ordinary Shares at the same tax book value as that of the ABN AMRO Ordinary Shares at the moment immediately preceding acceptance of the Primary Exchange.

The share for share merger exemption will not be available in respect of any cash payment the holders of ABN AMRO Ordinary Shares would receive pursuant to the Primary Exchange.

Whether or not a holder of ABN AMRO Ordinary Shares claims the benefits of this share for share merger exemption is at his own discretion.

Considering the terms of the Offer, it is unlikely that the Primary Exchange qualifies as a share-for-share merger and that the share-for-share merger exemption will be available.

1.1.4	Ownership and Disposal of New Barclays Ordinary Shares

A summary of the Dutch taxation considerations relating to the ownership of and disposal of New Barclays Ordinary Shares is set out in Part X of the Barclays Prospectus.

1.1.5	Other taxes and duties

There is no Dutch registration tax, transfer tax, stamp duty or any other similar tax or duty payable in The Netherlands in respect of or in connection with the Offer.

1.2	United Kingdom taxation considerations

1.2.1	General

The following is a summary of certain United Kingdom tax consequences relating to the acceptance of the Primary Exchange. The comments set out below are based on existing United Kingdom tax law and what is understood to be current HM Revenue and Customs practice as at the date of this Prospectus, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide only, and do not constitute taxation or legal advice and relate only to certain limited aspects of the taxation treatment of holders of the ABN AMRO Ordinary Shares.

Other than in respect of paragraph 1.2.5 (Stamp Duty and Stamp Duty Reserve Tax) of this Section, the comments set out below apply only to holders of the ABN AMRO Ordinary Shares who are resident, or in the case of individuals, resident or ordinarily resident, for tax purposes in (and only in) the United Kingdom (except insofar as express reference is made to the treatment of non-United Kingdom residents), who hold the ABN AMRO Ordinary Shares as an investment and who are the absolute beneficial owners thereof. Certain categories of holders, such as traders, broker-dealers, insurance companies and collective investment schemes, holders who have (or are deemed to have) acquired their ABN AMRO Ordinary

Shares by virtue of or in connection with an office or employment or holders of ABN AMRO Ordinary Shares who acquire their ABN AMRO Ordinary Shares by exercising options and individual holders who are resident or ordinarily resident but not domiciled for UK tax purposes in the UK, may be subject to special rules and this summary does not apply to such holders. The comments set out below relate only to certain limited aspects of the taxation treatment of holders of the ABN AMRO Ordinary Shares.

Any holders of ABN AMRO Ordinary Shares who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside the United Kingdom, should consult their own professional advisers immediately.

1.2.2	Primary Exchange: Disposal of ABN AMRO Ordinary Shares, receipt of Barclays (Netherlands) Shares, receipt of New Barclays Ordinary Shares and/or cash

A holder of ABN AMRO Ordinary Shares who receives Barclays (Netherlands) Shares pursuant to the Primary Exchange will be treated as disposing of his ABN AMRO Ordinary Shares for the purposes of United Kingdom corporation tax on chargeable gains or capital gains tax (“CGT”).

A disposal of ABN AMRO Ordinary Shares by a holder of ABN AMRO Ordinary Shares who is resident or, in the case of an individual, resident or ordinarily resident for tax purposes in the UK may, depending on the holder’s circumstances and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of CGT. Such chargeable gain should be computed on the basis of the difference between the value of the Barclays (Netherlands) Shares received (equal to the value of the ABN AMRO Ordinary Shares which have been exchanged) and the allowable cost of the ABN AMRO Ordinary Shares, subject to any available exemption or relief. A holder of ABN AMRO Ordinary Shares who is an individual and who has ceased to be resident and ordinarily resident for tax purposes in the UK for a period of less than five tax years (or a shorter period under certain double tax treaties, where applicable) and who is treated as disposing of his ABN AMRO Ordinary Shares during that period may be liable on his or her return to the UK to tax on any chargeable gain realised (subject to any available exemption or relief).

Any holder of Barclays (Netherlands) Shares who receives New Barclays Ordinary Shares, who, alone or together with persons connected with him, does not hold more than 5 percent of, or of any class of, Barclays (Netherlands) Shares, should not, for the purposes of CGT, be treated as making a disposal of such Barclays (Netherlands) Shares. The New Barclays Ordinary Shares issued by Barclays should be treated as the same asset, and as having been acquired at the same time and for the same consideration, as the Barclays (Netherlands) Shares.

Any holder of Barclays (Netherlands) Shares who may, alone or together with persons connected with him, hold more than
5 percent, of, or of any class of, shares in Barclays (Netherlands) is referred to Section 1.2.4 (Tax Clearances) below.

A holder of Barclays (Netherlands) Shares who receives cash in exchange for his Barclays (Netherlands) Shares will be treated as making a disposal or part disposal of his Barclays (Netherlands) Shares for CGT purposes. If a holder of Barclays (Netherlands) Shares is resident or, in the case of an individual, resident or ordinarily resident, for tax purposes in the UK he may, depending on such holder’s circumstances and subject to any available exemption or relief, be liable to CGT. However, it is expected that the shareholder’s acquisition cost (allowable as a deduction in computing the amount of the shareholder’s gain for CGT purposes) will equal the market value of the Barclays (Netherlands) Shares being disposed of (these shares having been acquired as part of a transaction involving a disposal of ABN AMRO Ordinary Shares for the purposes of CGT - see above) and accordingly no further liability to CGT is expected in addition to that described above in relation to the shareholder’s disposal of ABN AMRO Ordinary Shares.

A summary of the United Kingdom Taxation considerations relating to a holder of New Barclays Ordinary Shares is set out in Part X of the Barclays Prospectus.

1.2.3	Fractional Entitlements

Holders of ABN AMRO Ordinary Shares will receive (a small amount of) cash in the case of a rounding down of their entitlement to New Barclays Ordinary Shares.

If such holders of ABN AMRO Ordinary Shares receive cash they will not be subject to CGT on it, but the receipt of such cash will reduce the base cost of their New Barclays Ordinary Shares by an equivalent amount.

1.2.4	Tax Clearances

(a)	Section 138 of the Taxation of Chargeable Gains Act 1992

Any ABN AMRO Ordinary Shareholder who may, alone or together with persons connected with him, hold more than 5 percent. of, or of any class of, shares in or debentures of ABN AMRO is advised that clearance under section 138 of the Taxation of Chargeable Gains Act 1992 has been obtained from HM Revenue & Customs stating that it is satisfied that the Merger is being effected for bona fide commercial reasons and does not form part of a scheme or arrangements of which the main purpose, or one of the main purposes, is the avoidance of liability to capital gains tax or corporation tax. On the basis of this clearance, any such ABN AMRO Ordinary Shareholder should be treated in the manner described in sub-paragraph 1.2.2 above.

(b)	Section 707 of the Income and Corporation Taxes Act 1988

ABN AMRO Ordinary Shareholders are advised that clearance under section 707 of the Income and Corporation Taxes Act 1988 has been obtained from HM Revenue & Customs stating that section 703 of the Income and Corporation Taxes Act 1988, which provides for the cancellation of a tax advantage arising from certain transactions in securities, will not apply to the Offer.

(c)	Section 765 of the Income and Corporation Taxes Act 1988

ABN AMRO Ordinary Shareholders are advised that the consent of the Treasury has been obtained in respect of the Merger, that the Merger will not be unlawful under section 765 of the Income and Corporation Taxes Act 1988.

1.2.5	Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The comments set out below relate to holders of ABN AMRO Ordinary Shares wherever resident for tax purposes (not only holders that are resident for tax purposes in the United Kingdom), but not to holders such as market makers, brokers, dealers and intermediaries, to whom special rules may apply.

New Barclays Ordinary Shares that are issued to ABN AMRO Ordinary Shareholders opting for the Primary Exchange will be issued into Euroclear Nederland via the CREST account of Euroclear Nederland.

Subject to certain exemptions, a charge to stamp duty or SDRT will arise on the issue or transfer of New Barclays Ordinary Shares to, or to a nominee or agent for, (1) particular persons providing a clearance service or (2) an issuer of depositary receipts. The rate of stamp duty or SDRT will generally be 1.5 percent. of either (x) in the case of an issue of New Barclays Ordinary Shares, the issue price of the New Barclays Ordinary Shares concerned, or (y) in the case of a transfer of New Barclays Ordinary Shares, the amount or value of the consideration for the transfer or, in some circumstances, the value of the New Barclays Ordinary Shares concerned, in the case of stamp duty rounded up if necessary to the nearest multiple of GBP 5. Barclays will bear the cost of any stamp duty or SDRT that may arise in connection with the Primary Exchange (and only in connection with the Primary Exchange) with respect to the issue of New Barclays Ordinary Shares into Euroclear Nederland via the CREST account of Euroclear Nederland and the initial receipt of the New Barclays Ordinary Shares (or interests therein within Euroclear Nederland) by holders of ABN AMRO Ordinary Shares who tender their ABN AMRO Ordinary Shares before the termination of the closing date of the Offer.

No stamp duty need, in practice, be paid on the acquisition or transfer of interests in New Barclays Ordinary Shares within Euroclear Nederland, provided that any instrument of transfer or contract of sale is executed and remains at all times outside the United Kingdom.

An agreement for the transfer of interests in New Barclays Ordinary Shares between accountholders in the Euroclear Nederland System while such New Barclays Ordinary Shares are held within the Euroclear Nederland System will not give rise to a liability to SDRT provided that, at the time the agreement is made, Euroclear Nederland satisfies various conditions laid down in the relevant UK legislation.

1.3	Belgian taxation considerations
IT IS GENERALLY RECOMMENDED FOR BELGIAN TAX RESIDENTS TO OPT FOR THE ALTERNATIVE EXCHANGE. ELECTING FOR THE PRIMARY EXCHANGE MAY GIVE RISE TO A TAX LIABILITY FOR BELGIAN TAX RESIDENTS. PLEASE CONSIDER ATTENTIVELY THIS BELGIAN TAX SECTION AND CONSULT WITH YOUR TAX ADVISER.
The comments set out below are based on existing Belgian tax laws and practices as at the date of this Prospectus, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide only, and do not constitute taxation or legal advice.
The comments set out below apply only to holders of ABN AMRO Ordinary Shares and subsequently of New Barclays Ordinary Shares who are resident for tax purposes in (and only in) Belgium (except insofar as express reference is made to the treatment of non-residents), who hold these shares in their own name and for their own account and who are the beneficial owners thereof.
The comments below do not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to tender ABN AMRO Ordinary Shares in response to the Primary Exchange, to acquire, hold or dispose of New Barclays Ordinary Shares or to receive dividends, liquidation proceeds or other distributions in respect of such shares.
Certain categories of holders, such as traders, broker-dealers, banks, insurance companies and collective investment schemes, and holders who have (or are deemed to have) acquired their ABN AMRO Ordinary Shares by virtue of or in connection with an office or employment, may be subject to special rules and this summary does not apply to such holders.
The comments set out below relate only to certain limited aspects of the taxation treatment of holders of the ABN AMRO Ordinary Shares and subsequently of New Barclays Ordinary Shares. They do not intend to provide the holders of stock subscription options or other comparable instruments (including shares and stock options acquired under employee incentive programs) with a description of the possible tax and social security implications of the Primary Exchange for them, nor to determine under which conditions these options or other instruments are or may become exercisable prior to the expiration of the acceptance period of the Primary Exchange.
For the purpose of this summary, a Belgian resident is (i) an individual subject to Belgian personal income tax (i.e. an individual who has his domicile in Belgium or has the seat of his assets in Belgium, or a person assimilated to a Belgian resident), (ii) a company subject to Belgian corporate income tax (i.e. a company that has its registered office, its main establishment, or its place of management in Belgium) or (iii) a legal entity subject to the Belgian tax on legal entities (i.e. a legal entity other than a company subject to the corporate income tax, that has its registered office, its main establishment, or its place of management in Belgium). A Belgian non-resident is a person that is not a Belgian resident.
Any holders of ABN AMRO Ordinary Shares who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside Belgium, should consult their own professional advisers immediately.

1.3.1	Tax Regime Of The Primary Exchange for Belgian residents

Income tax

(a)	Individuals

Primary Exchange — ABN AMRO Ordinary Shares, receipt of Barclays (Netherlands) Shares and receipt of New Barclays Ordinary Shares and/or cash

For Belgian individuals holding shares as a private investment, the disposal of their shares in exchange for other shares and/or cash will, as a rule, not be a taxable transaction. However, taking into account the particular features of the Primary Exchange it cannot be totally excluded that it would be argued that the transfer of the ABN AMRO Ordinary Shares in exchange for Barclays (Netherlands) Shares is a transaction that falls outside the scope of normal management of one’s private assets and that would therefore be taxable at the rate of 33% (to be increased by additional local taxes).

In addition, Belgian individuals who hold their ABN AMRO Ordinary Shares for professional purposes or who enter into transactions that are considered as speculative will also be subject to income tax in Belgium.

Capital losses realised upon the disposal of ABN AMRO Ordinary Shares are generally not tax deductible.

The exchange of Barclays (Netherlands) Shares against New Barclays Ordinary Shares and/or cash should, as a rule, not give rise to the realisation of capital gains.

(b)	Companies

Primary Exchange — ABN AMRO Ordinary Shares, receipt of Barclays (Netherlands) Shares and receipt of New Barclays Ordinary Shares and/or cash

For Belgian companies, the disposal of their shares in exchange for other shares and/or cash payments will, as a rule, not be a taxable transaction. However, taking into account the particular features of the exchange under the Primary Exchange it cannot be totally excluded that the argument will be made that the transfer of the ABN AMRO Ordinary Shares and the receipt of Barclays (Netherlands) Shares have to be analysed as taxable transactions.

Capital losses realised upon the disposal of ABN AMRO Ordinary Shares are generally not tax deductible.

The exchange of Barclays (Netherlands) Shares against New Barclays Ordinary Shares and/or cash should, as a rule, not give rise to the realisation of capital gains.

(c)	Legal entities

Primary Exchange — ABN AMRO Ordinary Shares, receipt of Barclays (Netherlands) Shares and receipt of New Barclays Ordinary Shares and/or cash

For Belgian legal entities subject to legal entities’ tax, the disposal of their shares in exchange for other shares and/or cash payments will, as a rule, not be a taxable transaction.

Capital losses realised upon the disposal of ABN AMRO Ordinary Shares are not tax deductible.

The exchange of Barclays (Netherlands) Shares against New Barclays Ordinary Shares and/or cash should as a rule, not give rise to the realisation of capital gains.

1.3.2	Acquisition, Holding And Disposal Of New Barclays Ordinary Shares

(a)	Dividends
             Individuals

Dividends paid by Barclays will be subject to Belgian withholding tax (précompte mobilier/roerende voorheffing) at the rate of 25%, when paid or made available through a professional intermediary in Belgium. No UK withholding tax will be due on these dividends.

For individuals who hold New Barclays Ordinary Shares as a private investment, this Belgian withholding tax (précompte mobilier/roerende voorheffing) is a final tax and any dividends that have been subject to it need not be reported in such person’s personal income tax return. If no dividend withholding tax (précompte mobilier/roerende voorheffing) has been levied in Belgium (i.e., in case of payment outside of Belgium without the intervention of a professional intermediary in Belgium), the net amount of such dividends must be reported in the holder’s personal income tax return and is taxable at the separate rate of 25%, to be increased with local taxes.

For resident individuals who hold the New Barclays Ordinary Shares for professional purposes, the dividends received will be taxed at the progressive personal income tax rates increased by the local surcharge. Any withholding tax will be creditable against the personal income tax due and, to the extent that it exceeds the tax payable, shall be reimbursed subject to two conditions: (i) the taxpayer must own the New Barclays Ordinary Shares at the time of payment or attribution of the dividends in full legal ownership, and (ii) the dividend distribution may not give rise to a reduction in the value of, or a capital loss on the shares. The second condition is not applicable if such investor proves that he/she held the New Barclays Ordinary Shares in full legal ownership during an uninterrupted period of twelve months prior to the attribution of the dividends.

             Companies

No Belgian withholding tax (précompte mobilier/roerende voorheffing) is levied where the Belgian holder of the New Barclays Ordinary Shares is a company that receives Barclays dividends paid or made available through a professional intermediary in Belgium (provided that such holder fulfills applicable certification formalities). No UK withholding tax will be due on these dividends.

Dividends paid on New Barclays Ordinary Shares will, as a rule, be subject to corporate tax at the rate of 33.99%. However, companies will be able to deduct from their taxable income (other than certain disallowed expenses and other taxable items) up to 95% of the dividends received if these dividends are eligible for the dividends-received deduction. For the dividends-received deduction to apply, the New Barclays Ordinary Shares held by a Belgian company must, at the time of payment of the dividends: (i) represent at least 10% of Barclays share capital or have an acquisition value of at least €1.2 million; (ii) be fully owned by such Belgian company; (iii) be accounted for as financial fixed assets (within the meaning of Belgian accounting law) in the financial statements of such Belgian company; and (iv) be held or have been held continuously for at least one consecutive year. For certain investment companies and for certain financial institutions and insurance companies, certain of the aforementioned conditions do not apply.
             Legal entities

Dividends paid on the New Barclays Ordinary Shares will be subject to Belgian withholding tax (précompte mobilier/roerende voorheffing) at the rate of 25%, when paid or made available through a financial intermediary in Belgium. No UK withholding tax will be due on these dividends.

Where the holder of the New Barclays Ordinary Shares is a Belgian legal entity and no dividend withholding tax (précompte mobilier/roerende voorheffing) has been levied in Belgium (i.e., in case of payment outside of Belgium without the intervention of a professional intermediary in Belgium), the legal entity is liable to pay itself the 25% Belgian withholding tax (précompte mobilier/roerende voorheffing).

(b)	Capital gains and losses
             Individuals

Private investors who are Belgian residents are in principle not subject to Belgian income tax on capital gains realised upon the sale, exchange or other transfer of New Barclays Ordinary Shares, unless the capital gain is the result of speculation or cannot be considered as the result of normal management of one’s private assets (in which case a 33% tax applies plus local surcharges).

Capital losses suffered by private investors upon the disposal of New Barclays Ordinary Shares are generally not tax deductible.

Individual residents who hold the New Barclays Ordinary Shares for professional purposes are taxed at the ordinary progressive income tax rates increased by the applicable local surcharge on any capital gains realised upon the disposal of their shares. If the New Barclays Ordinary Shares were held for at least 5 years, the capital gains tax will be levied at a reduced rate of 16.5%.

Capital gains realised upon redemption of the New Barclays Ordinary Shares or in the case of liquidation may give rise to taxation at a separate rate of 10%.
             Companies

Resident companies holding New Barclays Ordinary Shares will in principle not be taxed in Belgium with respect to capital gains realised upon disposal of their shares. Capital losses realised by such companies will, as a rule, not be deductible.

In case of liquidation of Barclays, capital losses on the New Barclays Ordinary Shares are, however, tax deductible up to the loss of fiscal capital of Barclays represented by those shares.

Capital gains realised upon redemption of the New Barclays Ordinary Shares or in the case of liquidation will generally be taxed as a dividend.
             Legal entities

Resident legal entities subject to legal entities’ tax will not, as a rule, be subject to Belgian capital gains tax on the disposal of the New Barclays Ordinary Shares. Capital losses incurred by resident legal entities upon disposal of the New Barclays Ordinary Shares are not tax deductible.

Capital gains realised upon redemption of the New Barclays Ordinary Shares or in the case of liquidation may give rise to taxation at a separate rate of 10%.

1.3.3	Tax on stock exchange transactions

Transfers of shares for valuable consideration may give rise to a tax on stock exchange transactions (taks op beursverrichtingen/taxe sur les oprations de bourse) of 0.17% if they are carried out through a financial institution established in Belgium. The amount of tax, however, is capped at €500 per party and per transaction, and various types of investors (including credit institutions, insurance companies, pension funds and all non-residents of Belgium) are exempted from this tax. No tax on stock exchange transactions will be due in respect of the exchange of Barclays (Netherlands) shares against New Barclays Ordinary Shares. However, stock exchange tax may be due in respect of (i) the exchange of ABN AMRO Ordinary Shares against Barclays (Netherlands) shares and (ii) the disposal of Barclays (Netherlands) Shares in exchange for cash.

The stock exchange tax is normally due separately by each party to the transaction. The stock exchange tax for which the holders of ABN AMRO Ordinary Shares are liable will be withheld by the Belgian financial intermediary from the consideration paid to such holder pursuant to the Offer.

1.3.4	United Kingdom taxation considerations for Belgian holders

The following summary applies solely to a Belgian holder of ABN AMRO Ordinary Shares and, subsequently, the Barclays Ordinary Shares. You will be a Belgian holder only if:

(a)	you are not and have not been a citizen of any other jurisdiction (including, without limitation, the UK); or

(b)	you are not and have not been resident or ordinarily resident for tax purposes in any other jurisdiction (including, without limitation, the UK).

If you are not a Belgian holder, this discussion does not apply to you and you are encouraged to consult with your own tax adviser.

The following is a summary of certain United Kingdom tax consequences relating to the acceptance of the Offer. The comments set out below are based on existing United Kingdom tax law and what is understood to be current HM Revenue and Customs practice as at the date of this Prospectus, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide only, and do not constitute taxation or legal advice and relate only to certain limited aspects of the taxation treatment of Belgian holders of the ABN AMRO Ordinary Shares and, subsequently, the Barclays Ordinary Shares.

Other than in respect of the matters set forth under the heading “Stamp Duty and Stamp Duty Reserve Tax” below, the comments set out below apply only to Belgian holders of the ABN AMRO Ordinary Shares who hold the ABN AMRO Ordinary Shares and, subsequently, the Barclays Ordinary Shares, as an investment and who are the absolute beneficial owners thereof. Certain categories of Belgian holders, such as traders, broker-dealers, insurance companies and collective investment schemes, and Belgian holders who have (or are deemed to have) acquired their ABN AMRO Ordinary Shares by virtue of or in connection with an office or employment or Belgian holders of ABN AMRO Ordinary Shares who acquire their ABN AMRO Ordinary Shares by exercising options, may be subject to special rules and this summary does not apply to such Belgian holders. The comments set out below relate only to certain limited aspects of the taxation treatment of Belgian holders of the ABN AMRO Ordinary Shares.

Any Belgian holders of ABN AMRO Ordinary Shares who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside Belgium, should consult their own professional advisers immediately.

Primary Exchange — Disposal of ABN AMRO Ordinary Shares, receipt of Barclays (Netherlands) shares, receipt of Barclays Ordinary Shares and/or cash

A Belgian holder of ABN AMRO Ordinary Shares who receives Barclays (Netherlands) Shares and subsequently Barclays Ordinary Shares and/or cash pursuant to the Primary Exchange should not be liable to CGT or other tax in the UK in respect of the receipt of the Barclays (Netherlands) shares and subsequent receipt of Barclays Ordinary Shares and/or cash.
             Tax Clearances
             Section 707 of the Income and Corporation Taxes Act 1988

Belgian holders of ABN AMRO Ordinary Shares are advised that clearance under section 707 of the Income and Corporation Taxes Act 1988 has been obtained from HM Revenue and Customs stating that section 703 of the Income and Corporation Taxes Act 1988, which provides for the cancellation of a tax advantage arising from certain transactions in securities, will not apply.
             Section 765 of the Income and Corporation Taxes Act 1988

Belgian holders of ABN AMRO Ordinary Shares are advised that the consent of the Treasury has been obtained in respect of the transaction, that the transaction will not be unlawful under section 765 of the Income and Corporation Taxes Act 1988.
             Taxation of dividends in respect of Barclays Ordinary Shares

Barclays is not required to withhold at source any amount in respect of United Kingdom tax when paying a dividend on the Barclays Ordinary Shares.
             Taxation of capital gains in respect of Barclays Ordinary Shares

Belgian holders of Barclays Ordinary Shares with a permanent establishment or branch or agency in the United Kingdom

A disposal of Barclays Ordinary Shares by a Belgian holder of Barclays Ordinary Shares who carries on a trade, profession or vocation in the UK through a permanent establishment

(where the Belgian holder of Barclays Ordinary Shares is a company) or through a branch or agency (where the Belgian holder of Barclays Ordinary Shares is not a company) and who has used, held or acquired the Barclays Ordinary Shares for the purposes of such trade, profession or vocation or such permanent establishment, branch or agency (as appropriate) may, depending on the Belgian holder’s circumstances and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of CGT.

Belgian holder of Barclays Ordinary Shares with no permanent establishment or branch or agency in the United Kingdom

A Belgian holder of Barclays Ordinary Shares who makes a disposal of such Barclays Ordinary Shares and who does not carry on a trade, profession or vocation in the UK through a permanent establishment (where the Belgian holder of Barclays Ordinary Shares is a company) or through a branch or agency (where the Belgian holder of Barclays Ordinary Shares is not a company) should not be liable to CGT or other tax in the UK.
             Inheritance Tax

Subject to the value of the individual’s UK estate, where a Belgian Holder of Barclays Ordinary Shares is an individual, UK inheritance tax may arise in the following circumstances:

(a)	on the death of that individual (depending on the value of the individual’s estate); and

(b)	where that individual makes a gift of such shares (including any transfer at less than full market value).

Inheritance tax is not generally chargeable on gifts to individuals made more than seven years before the death of the donor or to spouses.

Subject to limited exclusions, gifts to settlements and to companies may give rise to an immediate inheritance tax charge. Where Barclays Ordinary Shares are held in settlements they may be subject to inheritance tax charges periodically during the continuance of the settlement, on transfers out of the settlement and on certain other events.
             Stamp Duty and Stamp Duty Reserve Tax

The comments set out below relate to holders of ABN AMRO Ordinary Shares and Barclays Ordinary Shares wherever resident for tax purposes, but not to holders such as market makers, brokers, dealers and intermediaries, to whom special rules may apply.

Barclays Ordinary Shares that are issued to holders of ABN AMRO Ordinary Shares opting for the Primary Exchange will be issued into Euroclear Nederland via the CREST account of Euroclear Nederland.

Subject to certain exemptions, a charge to stamp duty or SDRT will arise on the issue or transfer of Barclays Ordinary Shares to, or to a nominee or agent for, (1) particular persons providing a clearance service or (2) an issuer of depositary receipts. The rate of stamp duty or SDRT will generally be 1.5 percent, of either (x) in the case of an issue of Barclays Ordinary Shares, the issue price of the Barclays Ordinary Shares concerned, or (y) in the case of a transfer of Barclays Ordinary Shares, the amount or value of the consideration for the transfer or, in some circumstances, the value of the Barclays Ordinary Shares concerned, in the case of stamp duty rounded up if necessary to the nearest multiple of £5.

Barclays will bear the cost of any stamp duty or SDRT that may arise in connection with the Primary Exchange (and only in connection with the Primary Exchange) with respect to the issue of Barclays Ordinary Shares into Euroclear Nederland via the CREST account of Euroclear Nederland and the initial receipt of the Barclays Ordinary Shares (or interests therein within Euroclear Nederland) by holders of ABN AMRO Ordinary Shares who tender their ABN AMRO Ordinary Shares before the termination of the closing date of the Offer.

No stamp duty need, in practice, be paid on the acquisition or transfer of interests in Barclays Ordinary Shares within Euroclear Nederland, provided that any instrument of transfer or contract of sale is executed and remains at all times outside the United Kingdom.

An agreement for the transfer of interests in Barclays Ordinary Shares between accountholders of Euroclear Nederland while such Barclays Ordinary Shares are held within Euroclear Nederland will not give rise to a liability to SDRT provided that, at the time the agreement is made, Euroclear Nederland satisfies various conditions laid down in the relevant UK legislation.

1.4	French taxation considerations
The following is a summary of certain limited French tax consequences relating to the acceptance of the Primary Exchange. The comments set out below are based on existing French tax law, which is subject to change, possibly with retrospective effect. They are intended as a general guide only, and do not constitute taxation or legal advice and relate only to certain limited aspects of the taxation treatment of holders of the ABN AMRO Ordinary Shares.
The comments set out below apply only to holders of the ABN AMRO Ordinary Shares who are resident, for tax purposes in (and only in) France. Certain categories of holders, such as individual shareholders who carry out trading operations in conditions similar to a professional, may be subject to special rules and this summary does not apply to such holders. The comments set out below do not apply to holders who own the ABN AMRO Ordinary Shares through a permanent establishment or a fixed place of business located outside of France.
Any holders of ABN AMRO Ordinary Shares who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside France, should consult their own professional advisers.

1.4.1	Receipt of Barclays (Netherlands) Shares and receipt of cash in addition to New Barclays Ordinary Shares

(a)	French entities subject to French corporate income tax

With regard to the exchange of ABN AMRO Shares for Barclays (Netherlands) Shares, under Article 38.7 of the French Code Général des Impôts (“French Tax Code”), a holder of ABN AMRO Ordinary Shares who receives Barclays (Netherlands) Shares pursuant to the Primary Exchange should benefit from a roll over relief for the purposes of French corporate income tax. The Barclays (Netherlands) Shares should be treated as having been acquired at the same time and for the same consideration, as the ABN AMRO Ordinary Shares. Such tax regime is compulsory (i.e. neither the latent losses nor the latent gains can be crystallized upon the exchange under that provision of the French Tax Code).

With regard to the receipt of New Barclays Ordinary Shares, this provision does not apply to a holder of Barclays (Netherlands) Shares who receives cash pursuant to the Primary Exchange in addition to the New Barclays Ordinary Shares if the level of cash exceeds 10% of the nominal value of the New Barclays Ordinary Shares received or the total amount of the capital gain made. Thus, this holder would be liable for corporate income tax at the rate of 33 1/3% on its capital gain (or, if applicable, at the reduced rate of 0% which applies to long term capital gains, subject to a service charge amounting to 5% of the net amount of capital gains to determine the profits taxable under the standard rate) increased by a social security contribution amounting to 3.3% of the corporate tax amount exceeding EUR 763,000 per 12-month period.

However, under Article 38.7 of the French Tax Code a holder of Barclays (Netherlands) Shares who receives cash in addition to Barclays Ordinary Shares, can benefit from a roll over relief for the purposes of French corporate income tax for the fraction of the capital gain made corresponding to the exchange provided that the cash proportion, which is immediately taxed, is less than the amount of the capital gain and does not exceed 10% of the nominal value of the New Barclays Ordinary Shares received. In this case, the New Barclays Ordinary Shares should be treated as having been acquired at the same time and for the same consideration, as the ABN AMRO Ordinary Shares. Such tax regime is compulsory (i.e. neither the latent losses nor the latent gains can be crystallized upon the exchange under that provision of the French Tax Code). Filing requirements as provided for by Article 54 septies of the French Tax Code will have to be complied with.

(b)	French individual shareholders holding the ABN AMRO Ordinary Shares as a private investment

With regard to the exchange of ABN AMRO Shares for Barclays (Netherlands) Shares, under Article 150-0B of the French Tax Code, a holder of ABN AMRO Ordinary Shares who receives Barclays (Netherlands) Shares pursuant to the Primary Exchange should benefit from a roll over relief for the purposes of French personal income tax. The Barclays (Netherlands) Shares should be treated as having been acquired at the same time and for the same consideration, as the ABN AMRO Ordinary Shares. Such tax regime is compulsory (i.e. neither the latent losses nor the latent gains can be crystallized upon the exchange under that provision of the French Tax Code).

With regard to the receipt of New Barclays Ordinary Shares, this provision does not apply to a holder of Barclays (Netherlands) Shares who receives cash pursuant to the Primary Exchange in addition to the New Barclays Ordinary Shares if the level of cash exceeds 10% of the nominal value of the received New Barclays Ordinary Shares. Thus, this holder would be liable for personal income tax at the rate of 16% and for social contributions at the rate of 11% on the capital gain made. However, if the annual amount of the proceeds of sales of securities realised by the members of the taxpayer’s household (excluding in particular exempt sales of securities in the context of a securities plan or employee savings plan (“PEA” or “PEE”) and exchanges of securities benefiting from the roll over relief provided for by Article 150-0B of the French Tax Code) does not exceed a threshold equal to EUR 20,000 for the taxation of the 2007 income, no personal income tax or social contribution would be due on the capital gains deriving from the Primary Exchange.

However, according to Article 150-0B of the French Tax Code, if the proportion of cash does not exceed 10% of the nominal value of the New Barclays Ordinary Shares received, a holder of Barclays (Netherlands) Shares who receives New Barclays Ordinary Shares pursuant to the Primary Exchange should benefit from a roll over relief for the purposes of French personal income tax for the total amount of the capital gain. In this case, the New Barclays Ordinary Shares should be treated as having been acquired at the same time and for the same consideration, as the ABN AMRO Ordinary Shares. Such tax regime is compulsory (i.e. neither the latent losses nor the latent gains can be crystallized upon the exchange under that provision of the French Tax Code).

The roll over relief expires when the New Barclays Ordinary Shares are sold, redeemed or cancelled.

1.4.2	Fractional entitlements

Holders of ABN AMRO Ordinary Shares or Barclays (Netherlands) Shares who receive cash in the case of rounding down of their entitlement to the Barclays (Netherlands) Shares or the New Barclays Ordinary Shares will be subject to French corporate income tax or to French personal income tax on the gain corresponding to the amount of cash received.

1.5	Swiss taxation considerations
The following is a summary of the taxation consequences of acceptance of the Primary Exchange to holders of ABN AMRO Ordinary Shares under the laws of Switzerland as at the date of the Primary Exchange. The summary is general in nature, does not take into account the specific circumstances of any shareholder and should not be relied upon by any shareholder. Accordingly, shareholders should obtain their own independent advice as to the taxation consequences of accepting the Primary Exchange, taking into account their own specific circumstances, before deciding whether to accept the Primary Exchange.
Any holders of ABN AMRO Ordinary Shares who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside Switzerland, should consult their own professional advisers immediately.

1.5.1	Primary Exchange — ABN AMRO Ordinary Shares, receipt of Barclays (Netherlands) Shares and subsequent receipt of New Barclays Ordinary Shares and/or cash

(a)	Exchange of shares

In respect of a holder of ABN AMRO Ordinary Shares who is an individual resident in Switzerland who holds the shares as part of his private property, the exchange of ABN AMRO Ordinary Shares for New Barclays Ordinary Shares and/or cash pursuant to the Primary Exchange will not lead to any taxable income. However, in case a holder of ABN AMRO Ordinary Shares receives a cash consideration of more than 50% of the total consideration such cash consideration might lead to taxable income. In the case that ABN AMRO will be legally merged into a legal entity of Barclays (i.e. ABN AMRO will not continue to exist as a legal entity within the Barclay’s Group) within five years after the transfer of shares, then any achieved increase of nominal (par) value may and a cash consideration might be regarded as taxable income subject to the ordinary income tax. However, the tax treatment may differ from canton to canton.

The exchange of ABN AMRO Ordinary Shares for New Barclays Ordinary Shares and/or cash pursuant to the Primary Exchange will be tax neutral for Swiss resident corporations, Swiss resident individuals and non-Swiss resident individuals and corporations that hold the ABN AMRO Ordinary Shares as part of their Swiss business assets, provided that the exchange of shares is recorded as no gain and no loss in the accounts of the shareholder. However, in principle the receipt of cash must be treated as taxable disposal.

(b)	Federal Stamp Tax

The exchange of ABN AMRO Ordinary Shares for New Barclays Shares and/or cash pursuant to the Primary Exchange will not lead to any Federal stamp tax.

However, in case a holder of ABN AMRO Ordinary Shares receives a cash consideration of more than 50% of the total consideration such consideration might give rise to Swiss Federal stamp tax at a maximum of 0.15% of the total consideration if the purchase or sale occurs through or with a Swiss securities dealer as defined in the Swiss Federal Stamp Tax Act, e.g. a Swiss bank, and if no exemption applies.

1.6	Luxembourg taxation considerations

1.6.1	General

The comments set out below are based on existing Luxembourg income tax law and what is understood to be current Luxembourg tax authorities’ practice as at the date of this Prospectus, which are subject to change, possibly with retrospective effect. They are intended as a general guide to the Luxembourg income tax regime applicable to an exchange of shares only, and do not constitute taxation or legal advice, and apply only to holders of the ABN AMRO Ordinary Shares who are resident for tax purposes in Luxembourg, who hold the ABN AMRO Ordinary Shares as an investment and who are the absolute beneficial owners thereof. Certain categories of holders, such as traders, broker-dealers, collective investment schemes or Luxembourg investors benefiting from a specific tax regime may be subject to special rules and this summary does not apply to such holders. The comments set out below relate only to certain limited aspects of the income tax treatment of holders of ABN AMRO Ordinary Shares.

Any holders of ABN AMRO Ordinary Shares who are in any doubt about their individual and corporate income tax position, or who are residents or otherwise subject to taxation in a jurisdiction outside Luxembourg, should consult their own professional advisers immediately.

1.6.2	Primary Exchange — ABN AMRO Ordinary Shares, receipt of Barclays (Netherlands) Shares and receipt of New Barclays Ordinary Shares and/or cash.

1.6.2.1 Step 1: exchange of ABN AMRO Ordinary Shares against Barclays (Netherlands) Shares.

(a) Luxembourg resident individuals in the context of their private patrimony

The rollover provisions upon this transaction might apply further to the conditions as mentioned in section 1.6.2.2.(a) as Luxembourg resident individual shareholders, in the context of their private patrimony, do receive shares of the company that benefits from the contribution.

Luxembourg resident individual shareholders, in the context of their private patrimony, transfer their ABN AMRO Ordinary Shares to Barclays (Netherlands) and they receive in exchange Barclays (Netherlands) Shares.

Consequently, capital gains realised by a Luxembourg resident individual in the context of his private patrimony are not subject to taxation unless they qualify as speculation gains (as described under section 1.6.2.1(a)(i) below, the “Speculation Gains”) or capital gains on a substantial shareholding (as described under section 1.6.2.1(a)(ii) below, the “Substantial Shareholding”).

(i)	Speculation Gains

Pursuant to article 99 bis of the Luxembourg income tax law (“LITL”), a gain is treated as a “Speculation Gain” when a shareholding (e.g. a shareholding in ABN AMRO) is sold by a Luxembourg resident individual in the context of his private patrimony within a 6 month-period after the acquisition of such shareholding. Such “Speculation Gains” are subject to income tax at the normal progressive rate (up to a maximum of 38% plus the unemployment contribution of 2.5% on the income tax to be paid, i.e. an aggregate rate of 38.95%). The taxable capital gain is also liable to a 1.4% dependency contribution.

No taxation will arise if the total amount of capital gains (i.e. “Speculation Gains”) realised by a Luxembourg resident individual in the context of his private patrimony over the year is less than Euro 500. For the years 2002-2007, a 10-years allowance of EUR 50,000 (doubled for married couple) is granted (this allowance is however shared by all the capital gains done in the 10 years framework and benefiting from this provision).

(ii)	Substantial Shareholding

If the ABN AMRO Ordinary Shares are sold more than six months after their acquisition by a Luxembourg resident individual in the context of his private patrimony, capital gains realised on the sale of such ABN AMRO Ordinary Shares will be taxable only if the Luxembourg resident individual holds a Substantial Shareholding according to article 100 LITL.

A shareholding is considered as a “Substantial Shareholding” when a Luxembourg resident individual, jointly with his spouse and minor children, holds or has held, directly or indirectly at any time during the five year period prior to the date of the sale, more than 10% of the share capital of ABN AMRO. Capital gains realised on a Substantial Shareholding are subject to income tax at the half global rate (up to a maximum of 19%, plus the unemployment contribution of 2.5% on the income tax to be paid, i.e. an aggregate rate of 19.475%). The same rule applies to the sale of convertible loans, when the Luxembourg resident individual holds a Substantial Shareholding in the company that issued the convertible loans. A 10-years allowance of EUR 50,000 (doubled for married couple) is granted (this allowance is however shared by all the capital gains done in the 10 years framework and benefiting from this provision). The taxable capital gain is also liable to a 1.4% dependency contribution.

             (b)     Luxembourg resident individuals in the context of their professional patrimony

The rollover provisions upon this transaction might apply further to conditions as mentioned in section 1.6.2.2.(b) as Luxembourg resident individual shareholders, in the context of their professional patrimony, do receive shares of the company that benefits from the contribution.

Luxembourg resident individual shareholders, in the context of their professional patrimony, transfer their ABN AMRO Ordinary Shares to Barclays (Netherlands) and they receive in exchange Barclays (Netherlands) Shares.

Consequently, capital gains realised by a Luxembourg resident individual in the context of his professional patrimony are subject to income tax at the normal progressive rate (up to a maximum of 38%, plus the unemployment contribution of 2.5% on the income tax to be paid, i.e. an aggregate rate of 38.95%). The taxable capital gain is also subject to social security provisions.

In the situation where the rollover provisions of article 22 bis LITL are not applicable, a tax deferral could occur under article 54 LITL. This tax deferral is subject to specific conditions and constraints.
             (c)     Luxembourg resident corporations

The rollover provisions upon this transaction might apply further to conditions as mentioned in section 1.6.26.2.(c) as the Luxembourg resident corporate shareholders (i.e. joint-stock companies) do receive shares of the company that benefits from the contribution.

Luxembourg corporate shareholders (i.e. joint-stock companies) transfer their ABN AMRO Ordinary Shares to Barclays (Netherlands) and they receive in exchange Barclays (Netherlands) Shares.

Consequently, capital gains realised by a Luxembourg resident corporate shareholder (i.e. joint-stock company) are, in principle, fully subject to corporate income tax and municipal business tax at the aggregate rate of 29.63% (for corporations established in Luxembourg-City) except if the conditions for the application of participation exemption provided for by the Grand-Duchy Decree of 21 December 2001 are complied with (the “Participation-Exemption Regime”):

(i)	the Luxembourg resident corporation (i.e. joint-stock company) which holds the ABN AMRO Ordinary Shares is a fully taxable company;

(ii)	the subsidiary of the Luxembourg resident corporation (i.e. ABN AMRO) is a company falling within the scope of the EU Parent/ Subsidiary Directive dated 23 July 1990 as amended by the Directive dated 22 December 2003 (90/435/ EC);

(iii)	at the date of the disposal, the Luxembourg resident corporation holds or commits to hold, during an uninterrupted period of at least 12 months, a direct participation in ABN AMRO of at least 10% or whose acquisition price is at least Euro 6,000,000.

Same tax treatment is applicable if the Luxembourg shareholder is a Luxembourg permanent establishment of an EU resident company within the meaning of the EU Parent/ Subsidiary Directive dated 23 July 1990 as amended by the Directive dated 22 December 2003 (90/435/ EC), or a Luxembourg permanent establishment of a corporation (i.e. joint-stock company) resident of a State with which Luxembourg has signed a double taxation treaty.

The tax exempt amount of a capital gain realised on a qualifying participation is, however, reduced by the amount of any expenses related to the participation, including decreases in the acquisition cost, that have previously reduced the company’s Luxembourg taxable income.

In the situation where the rollover provisions of article 22 bis LITL or the Participation-Exemption Regime are not applicable, a tax deferral could occur under article 54 LITL. This tax deferral is subject to specific conditions and constraints.

1.6.2.2 Step 2: exchange of Barclays (Netherlands) Shares against cash and/or New Barclays Ordinary Shares for each ABN AMRO Ordinary Share tendered pursuant to the Offer.

             (a)     Luxembourg resident individuals in the context of their private patrimony

As Luxembourg resident individual shareholders, in the context of their private patrimony, directly exchange their Barclays (Netherlands) Shares against New Barclays Ordinary Shares (i.e. they receive shares from the company which benefit from the contribution), the rollover provisions may apply. Indeed, article 102 (10) LITL provides that capital gains arising in case of an exchange of shares could benefit from a rollover provision if:

(i)	the acquisition vehicle (i.e. Barclays) is a corporation fully subject to a tax comparable to the Luxembourg corporate income tax (i.e. comparable taxable basis and a minimum tax of 11%) or a company falling within the scope of the EU Directive on mergers, divisions, transfer of assets and exchange of shares dated 23 July 1990 (90/434/ EC);

(ii)	the acquisition vehicle (i.e. Barclays) acquires the majority of the voting rights in Barclays (Netherlands);

(iii)	the Luxembourg Barclays (Netherlands) Shareholder does not receive a cash amount (“soulte”) which is more than 10% of the nominal value (or par value, if any) of the New Barclays Ordinary Shares received in exchange.

In such a case, no capital gain will be realised at the time of the exchange of shares in the hands of the Luxembourg resident individual Barclays (Netherlands) Shareholder (previously ABN AMRO Ordinary Shareholder) to the extent such shareholder has not given up the benefit of the rollover provisions.

Capital gains on any future disposal of any New Barclays Ordinary Shares will be computed on the difference between the price received from the sale of the New Barclays Ordinary Shares and the acquisition cost of the Barclays (Netherlands) Shares and on the basis of the acquisition date of the latter ones.

To the extent that condition 1.6.2.2(a)(iii) above is not complied with (i.e. in case the cash amount received exceeds 10% of the nominal value (or par value, if any) of the New Barclays Ordinary Shares received in exchange), the rollover provisions will not apply to the exchange and capital gains realised by a Luxembourg resident individual in the context of his private patrimony will be taxable if they qualify as Speculation Gains or capital gains on a Substantial Shareholding.
             (b)     Luxembourg resident individuals in the context of their professional patrimony

As Luxembourg resident individual shareholders, in the context of their professional patrimony, directly exchange their Barclays (Netherlands) Shares against New Barclays Ordinary Shares (i.e. they receive shares from the company which benefit from the contribution) the rollover provisions may apply. Indeed, article 22 bis LITL provides that capital gains arising upon an exchange of shares could benefit from a rollover provision if:

(i)	the acquisition vehicle (i.e. Barclays) is a corporation (i.e. joint-stock company) fully subject to a tax comparable to the Luxembourg corporate income tax (i.e. comparable taxable basis and a minimum tax of 11%) or a company falling within the scope of the EU Directive on mergers, divisions, transfer of assets and exchange of shares dated 23 July 1990 (90/434/ EC);

(ii)	the acquisition vehicle (i.e. Barclays) acquires the majority of the voting rights in Barclays (Netherlands);

(iii)	the Luxembourg Barclays (Netherlands) shareholder does not receive a cash amount (“soulte”) which is more than 10% of the nominal value (or par value, if any) of the New Barclays Ordinary Shares received in exchange.

In such a case, no capital gain will be realised at the time of the exchange of shares in the hands of the Luxembourg resident individual Barclays (Netherlands) Shareholder (previously

ABN AMRO Ordinary Shareholder) to the extent such shareholder has not given up the benefit of the rollover provisions.

Capital gains on any future disposal of any New Barclays Ordinary Shares will be computed on the difference between the price received from the sale of the New Barclays Ordinary Shares and the acquisition cost of the Barclays (Netherlands) Shares and on the basis of the acquisition date of the latter ones.

To the extent that condition (1.6.2.2(b)(iii) above is not complied with (i.e. in case the cash amount received exceeds 10% of the nominal value (or par value, if any) of the New Barclays Ordinary Shares received in exchange, the rollover provisions will not apply to the exchange and capital gains realised by a Luxembourg resident individual in the context of his professional patrimony will be subject to income tax at the normal progressive rate (up to a maximum of 38%, plus the social unemployment contribution of 2,5% on the income tax to be paid, i.e. an aggregate rate of 38,95%), the taxable gain is also subject to social security provisions.

             (c)     Luxembourg resident corporations

Regarding Luxembourg resident corporations (i.e. joint-stock companies), article 22 bis LITL provides that capital gains arising upon an exchange of shares could benefit from a rollover provision if:

(i)	the acquisition vehicle (i.e. Barclays) is a corporation (i.e. joint-stock company) fully subject to a tax comparable to the Luxembourg corporate income tax (i.e. comparable taxable basis and a minimum tax of 11%) or a company falling within the scope of the EU Directive on mergers, divisions, transfer of assets and exchange of shares dated 23 July 1990 (90/434/ EC);

(ii)	the acquisition vehicle (i.e. Barclays) acquires the majority of the voting rights in Barclays (Netherlands);

(iii)	the Luxembourg Barclays (Netherlands) shareholder does not receive a cash amount (“soulte”) which is more than 10% of the nominal value (or par value, if any) of the New Barclays Ordinary Shares received in exchange.

In such a case, no capital gain will be realised at the time of the exchange of shares in the hands of the Luxembourg resident corporate Barclays (Netherlands) Shareholder (previously ABN AMRO Ordinary Shareholder) (i.e. joint-stock company) to the extent it has not given up the benefit of the rollover provisions.

Capital gains on any future disposal of any New Barclays Ordinary Shares will be computed on the difference between the price received from the sale of the New Barclays Ordinary Shares and the acquisition cost of the Barclays (Netherlands) Shares and on the basis of the acquisition date of the latter ones.

Expenses in direct connection with the participation contributed are subject to claw back and should be reported to the participation received by Luxembourg resident corporation.

If the conditions of article 22 bis LITL as described above are not complied with (for instance, if condition (1.6.2.2(c)(iii) above is not fulfilled and the cash amount received exceeds 10% of the nominal value (or par value, if any) of the New Barclays Ordinary Shares received in exchange) and a capital gain is discovered, the latter is in principle fully subject to corporate income tax and municipal business tax at the aggregate rate of 29.63% (for corporations established in Luxembourg-City) except if the conditions for the application of the Participation-Exemption Regime are met. In practice, the Participation-Exemption Regime should not be applicable since the condition of 12 months holding period should not be complied with.

1.7	Austrian taxation considerations
The following is a summary of certain Austrian income tax consequences relating to the exchange of shares as they may arise in the context of the acceptance of the Primary Exchange. The comments set out below are based on existing Austrian tax law, case law and regulations of the Austrian tax authorities as well as their respective interpretation in Austria as at the date of this Prospectus, all of which are subject to change, possibly with retrospective effect. They are intended as a general guide only, and do not constitute taxation or legal advice and relate only to certain limited aspects of the income tax treatment of the exchange of shares pursuant to the Primary Exchange.
This summary does not purport to exhaustively describe all possible tax aspects and does not deal with specific situations which may be of relevance for individual holders of ABN AMRO Ordinary Shares. This summary is general in nature and does not take into account the specific circumstances of any holder of ABN AMRO Ordinary Shares and should not be relied upon by any holder of ABN AMRO Ordinary Shares. Accordingly, each holder of ABN AMRO Ordinary Shares considering the Primary Exchange should obtain his own independent advice from his or her professional tax advisor with respect to the tax consequences of accepting the Primary Exchange.
The comments set out below only apply to holders of ABN AMRO Ordinary Shares that are either individuals (natürliche Personen) or corporations (Kapitalgesellschaften) who are resident for tax purposes in (and only in) Austria and who are the beneficial owners (wirtschaftliche Eigentümer) of the ABN AMRO Ordinary Shares. Certain categories of holders of ABN AMRO Ordinary Shares, such as investment funds, private foundations or other similar vehicles, may be subject to special rules and this summary does not apply to such holders.
Any holders of ABN AMRO Ordinary Shares who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside Austria, should consult their own professional advisers immediately.

1.7.1	Share Exchange
             Individuals

Under general rules of Austrian income tax law, the exchange of shares in one corporation against shares in another corporation is treated in the same manner as the disposal of such shares for Austrian income tax purposes. In case the share exchange involves a cash element, such cash amount will have to be taken into account in calculating a possible taxable capital gain. Therefore, a capital gain realised on the occasion of a share exchange by an Austrian resident individual holding the shares exchanged as part of his non-business assets will only be subject to Austrian income tax if (i) such share exchange constitutes a speculative transaction within the meaning of sec. 30 of the Austrian Income Tax Act (Einkommensteuergesetz) or (ii) the shares given up constitute a qualified participation within the meaning of sec. 31 of the Austrian Income Tax Act. A transaction is generally considered to be a “speculative transaction” if the sale (or exchange) of the relevant shares occurs within one year of their acquisition. This means that if an Austrian individual shareholder exchanges shares held as part of his non-business assets within such one year speculation period against shares in another company which may additionally involve a cash element, any capital gains realised on such share exchange will be subject to Austrian income tax of up to 50% on the level of the Austrian shareholder. If, on the other hand, an Austrian individual shareholder exchanges his shares in one corporation against shares in another corporation (which may additionally involve a cash element) after such one year speculation period has elapsed, such shareholder may nevertheless be subject to Austrian income tax with respect to any capital gains realised on the share exchange provided that the shareholder (or in case of a gratuitous acquisition of the shares exchanged its predecessor) has held a participation in the corporation of at least 1% at any point in time during the last five years. In such case the applicable income tax rate on the capital gains is reduced to half of the individual’s average income tax rate.

An Austrian resident individual holding shares as part of his business assets will be subject to Austrian income tax of up to 50% with any capital gains realised on a share exchange which may additionally involve a cash element. If, however, the period between acquisition and share exchange exceeds one year, the applicable income tax rate on such taxable capital gains may be reduced to half of the individual’s average income tax rate.

As a last remark it should be noted that if the Primary Exchange fulfils the prerequisites of Art III of the Austrian Reorganization Tax Act (Umgründungssteuergesetz) a preferential tax treatment (e.g. potential roll-over relief) may possibly be available for the Austrian resident individual shareholder with respect to the share exchanges. If, however, the Austrian resident individual shareholder receives in addition to shares cash as a consideration for the share exchange, Art III of the Austrian Reorganization Tax Act will most likely not apply.

             Corporations

Under general rules of Austrian corporate income tax law, the exchange of shares in one corporation against shares in another corporation is treated in the same manner as the disposal of such shares for Austrian corporate income tax purposes. Therefore, the exchange of shares in a foreign (i.e. non-Austrian) corporation against shares in another corporation will generally not be subject to 25% Austrian corporate income tax on the level of the Austrian corporate shareholder provided that (i) the conditions for the international participation exemption of sec. 10(2) and (3) of the Austrian Corporate Income Tax Act (Körperschaftsteuergesetz) are fulfilled and (ii) the Austrian corporate shareholder has not opted for the taxation of any capital gains or losses of such participation upon filing the corporate income tax return for the year of acquisition of such shares. The international participation exemption of sec. 10(2) and (3) of the Austrian Corporate Income Tax Act applies if the following conditions are met: (i) the Austrian corporate shareholder qualifies under sec. 7(3) of the Austrian Corporate Income Tax Act, (ii) and demonstrably holds a participation in the form of shares, (iii) of at least 10% of the stated share capital of the foreign subsidiary, (iv) for a minimum duration of one year, and (v) with the foreign subsidiary being comparable to an Austrian corporation. In all other cases, any capital gains realised on a share exchange by an Austrian resident corporate shareholder are subject to 25% Austrian corporate income tax on the level of the Austrian shareholder. The above illustrated Austrian tax implication will not change in case the share exchange involves a cash element. Such cash amount will have to be taken into account in calculating a possible taxable capital gain.

As a last remark it should be noted that if the Primary Exchange fulfils the prerequisites of Art III of the Austrian Reorganization Tax Act a preferential tax treatment (e.g. potential roll-over relief) may possibly be available for the Austrian resident corporate shareholder with respect to the share exchanges. If, however, the Austrian resident corporate shareholder receives in addition to shares cash as a consideration for the share exchange, Art III of the Austrian Reorganization Tax Act will most likely not apply.

PART VII
MANAGING DIRECTORS, GOVERNANCE AND EMPLOYEES
BARCLAYS (NETHERLANDS)

1.	BARCLAYS (NETHERLANDS) DIRECTORS
The following table sets out information relating to each of the Barclays (Netherlands) Directors:

Current Position in respect of Barclays
Name	(Netherlands)

Dirk Peter Stolp	managing director (chairman	)
Andreas Gerardus Maria Nagelmaker	managing director
Lawrence Dickinson	managing director
Mark Dominic Harding	managing director
The business address of the Barclays (Netherlands) Directors is Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands, telephone number +31-20-5771177.
Directors’ Profiles
The names, business experience and principal business activities outside the Barclays Group of the current Barclays (Netherlands) Directors, as well as the dates of their initial appointment as Barclays (Netherlands) Directors are set out below.
Dirk Peter Stolp (Chairman, managing director)
Mr. Stolp was appointed as managing director at the incorporation of Barclays (Netherlands) on 2 May 2007. He has been appointed for an indefinite period of time and hence there is no date of expiration of the current term of office. Mr. Stolp has been managing director of ATC Capital Markets (Amsterdamsch Trustee’s Kantoor B.V.) since 1999 and joined the company as trust manager in 1997. Between 1989 and 1996, Mr. Stolp was Head of the legal department of a Dutch based corporate services provider. Mr. Stolp graduated from the University of Amsterdam in 1985 with a bachelors degree in Modern History and Law in 1987.
Andreas Gerardus Maria Nagelmaker (managing director)
Mr. Nagelmaker was appointed as managing director at the incorporation of Barclays (Netherlands) on 2 May 2007. He has been appointed for an indefinite period of time and hence there is no date of expiration of the current term of office. Since 2003, he has been a director of ATC Corporate Services (Netherlands) B.V. and a board member of the Dutch Association of International Management Services. Between 1998 and 2003, Mr. Nagelmaker was a director of RCS Corporate Services, a subsidiary of Rabobank Nederland. Prior to that, he was senior manager of Credit Lyonnais Nederland (Oyens Trust) from 1992 to 1998 and was also senior account manager of ABN AMRO Bank (ABN AMRO Trust Company Netherlands B.V.) between 1988 and 1992. From 1987 to 1988, he served as an investment analyst of ABN Equity Research. Mr. Nagelmaker graduated from the Leiden University, The Netherlands, in 1987 with a masters degree in Business Law.
Lawrence Charles Dickinson
Mr. Dickinson was appointed as managing director of Barclays (Netherlands) on 22 June 2007. He has been appointed for an indefinite period of time and hence there is no date of expiration of the current term of office. Mr Dickinson joined Barclays from university in 1979. He undertook a variety of branch, regional and head office roles before becoming a branch manager. He then moved to Group Strategy and Planning where he was responsible for the development and implementation of economic capital, the basis for Barclays performance measurement system. He was appointed Chief of Staff in 1998 and after a short spell as Global Chief Operating officer in the Private Bank, Mr Dickinson was appointed Company Secretary in September, 2002.
Mark Dominic Harding
Mr. Harding was appointed as managing director of Barclays (Netherlands) on 22 June 2007. He has been appointed for an indefinite period of time and hence there is no date of expiration of the current term of office. Mr Harding has been Group General Counsel of Barclays since 2003. Between 2000 and 2003 Mr Harding was a partner at the international law firm, Clifford Chance, and from 1996 to 2000 was European and then Global General Counsel at UBS Investment Bank. Between 1980 and 1996 he was an associate lawyer and then partner at Clifford Chance. Mr Harding graduated from the University of Cambridge in the UK in 1979 and holds a Masters Degree in Modern Languages and Law. He is qualified as a Solicitor of the Supreme Court of England and Wales.
Remuneration of the Barclays (Netherlands) Directors
Barclays (Netherlands) pays an annual fee of €6,000 to ATC Management B.V. for Messrs. Stolp and Nagelmaker being members of the board of managing directors of Barclays (Netherlands). Barclays (Netherlands) does not pay a salary to Messrs. Dickinson and Harding for being members of the board of managing directors of Barclays (Netherlands), who are employed by Barclays. Barclays (Netherlands) has not set aside or accrued to provide pension, retirement or similar benefits to the Barclays (Netherlands) Directors.
Directors’ Confirmations
At the date of this document, none of the Barclays (Netherlands) Directors, during the last five years:

(A)	have been convicted in relation to a fraudulent offence;

(B)	have been associated with any bankruptcy, receivership or liquidation while acting in the capacity of a member of the administrative, management or supervisory body or of senior manager of any company;

(C)	have been subject to any official public incrimination and/or sanction by statutory or regulatory authorities (including designated professional bodies); or

(D)	have been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of any issuer or from acting in the management or conduct of the affairs of any issuer.
No Service contracts with Barclays (Netherlands)
No Barclays (Netherlands) Director has entered into any service contract with Barclays (Netherlands) providing for benefits upon termination of any of them being a Barclays (Netherlands) Director.
Conflicts of Interest
In respect of any Barclays (Netherlands) Director, there are no actual or potential conflicts of interests between any duties they have to Barclays (Netherlands), either in respect of the Barclays (Netherlands) Shares Offer or otherwise, and the private interests and/or other duties they may also have. There are no interests, including conflicting ones, that are material to the Barclays (Netherlands) Shares Offer.
None of the Barclays (Netherlands) Directors was selected to be a director or a proposed director of Barclays (Netherlands) pursuant to any arrangement or understanding with any major customer, supplier or other person having a business connection with Barclays (Netherlands).
There are no family relationships between any of the Barclays (Netherlands) Directors.
Directorships and Partnerships
The Barclays (Netherlands) Directors do not perform activities outside Barclays (Netherlands) that are significant with respect to Barclays (Netherlands).

2.	Corporate Governance
The Dutch Corporate Governance Code (Nederlandse Corporate Governance Code) does not apply to Barclays (Netherlands) as its shares will not be traded on any stock exchange.

3.	Employees
Barclays (Netherlands) does not have any employees.

PART VIII
ADDITIONAL INFORMATION

1.	IFRS
Unless otherwise stated financial information relating to Barclays (Netherlands) has been prepared under IFRS.

2.	Costs and expenses
The aggregate costs and expenses in connection with the Barclays (Netherlands) Shares Offer is included in the costs and expenses as included in the Barclays Prospectus (see Part XII, paragraph 17.1 of the Barclays Prospectus).

3.	Related Party transactions
Other than the related third party transaction included in the Barclays (Netherlands) Financials (see page 10 of the Barclays (Netherlands) Financials) which is incorporated by reference in this Prospectus, Barclays (Netherlands) has not entered into any related party transactions.

4.	Responsible Person
Barclays Investments (Netherlands) confirms that it is responsible for the information contained in this Prospectus and that it has taken all reasonable care that the information contained in this Prospectus is, to the best of its knowledge, in accordance with the facts and does not contain omissions likely to affect its import.

5.	Third Party Information
Barclays Investments (Netherlands) confirms that any information in this Prospectus sourced from the Barclays Prospectus, the Offer Document and the Barclays (Netherlands) Financials has been accurately reproduced from those documents and, as far as Barclays Investments (Netherlands) is aware and is able to ascertain from information published by Barclays, no facts have been omitted which would render the reproduced information inaccurate or misleading.

6.	Dividends
No dividends have been declared on the Barclays (Netherlands) Shares since the date of its incorporation. Barclays (Netherlands) does not have a dividend policy.

7.	Significant Change
There has been no significant change in the trading or financial position of Barclays (Netherlands) since 31 May 2007.

8.	Consents
The auditors of Barclays (Netherlands) are PricewaterhouseCoopers Accountants N.V. and whose address is Thomas R. Malthusstraat 5, PO Box 90357, 1006 BJ Amsterdam, The Netherlands. PricewaterhouseCoopers Accountants N.V. has given and has not withdrawn its written consent to the inclusion in this document of its report in Part III of this Prospectus in the form and context in which it appears, and has authorised the contents of that report for the purposes of Annex I, paragraph 23.1 of the Prospectus Rules.

9.	Legal advisors
Legal advisors: Clifford Chance LLP, Droogbak 1A, 1013 GE Amsterdam, The Netherlands.

10.	Documents available for inspection
Copies of the following documents are available for inspection (and copies can be obtained free of charge):
this Prospectus;
the Barclays Investments (Netherlands) Articles;
the Barclays (Netherlands) Articles;
the Barclays (Netherlands) Financials; and
any information incorporated by reference in this Prospectus.
from the date of publication of this document until Admission, at the offices of Barclays Investments (Netherlands): Fred. Roeskestraat 123/1, 1076 EE Amsterdam, The Netherlands and at the offices of the Listing and Exchange Agent: ABN AMRO Bank N.V., Kemelstede 2, 4817
ST Breda, The Netherlands.

11.	Address of Euroclear Nederland
The registered address of Euroclear Nederland is at Damrak 70, 1012 LM Amsterdam, The Netherlands.

12.	Expected timetable
Please refer to the Barclays Prospectus.

13.	Announcements
Announcements made pursuant to this Prospectus will be issued by press release and/or advertisement and, to the extent required pursuant to applicable rules and regulations, will be published in at least two daily newspapers with national circulation in The Netherlands (Het Financieele Dagblad and NRC Handelsblad). Such announcements may be combined with, and integrated in, any announcements made pursuant to the Barclays Prospectus and the Offer Memorandum. Subject to any applicable requirements of Dutch tender offer regulations and without limiting the manner in which Barclays Investments (Netherlands) may choose to make any public announcement, Barclays Investments (Netherlands) will have no obligation to communicate any public announcement other than as described above.